Exhibit 10.18

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made as of the 4TH day of October, 2018, by and between Highland Capital Partners, LLC, a Delaware limited liability company (“Sublandlord”), with an address of One Broadway, 16th Floor, Cambridge, Massachusetts 02142, and Praxis Precision Medicines, Inc., a Delaware corporation (“Subtenant”), with an address of 101 Main Street, #1210, Cambridge, Massachusetts 02142.

RECITALS

A. Sublandlord is the Tenant under that certain Indenture of Lease with MIT One Broadway LLC, as Landlord (“Master Landlord”), dated May 31, 2011, a copy of which is attached hereto as Exhibit 1 (the “Master Lease”), of certain premises consisting of approximately 18,751 rentable square feet consisting of the entire sixteenth (16th) floor (the “Premises”), located in the building (the “Building”) situated at One Broadway, Cambridge, Massachusetts 02142 and more particularly described in the Master Lease (the “Property”).

B. Subtenant wishes to sublease from Sublandlord and Sublandlord wishes to sublease to Subtenant a portion of the Premises, subject to the terms and conditions of this Sublease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Demise; Capitalized Terms

(a) Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the premises consisting of a portion of the Premises containing approximately 6,374 rentable square feet located on the sixteenth (16th) floor of the Building and substantially as shown and referred to on Exhibit 2 attached hereto as “Subleased Premises” (the “Subleased Premises”), together with the right to use the Shared Areas (as hereinafter defined) and exercise, in common with Sublandlord and others entitled thereto, Sublandlord’s right to use the Common Areas of the Building and the Property under the Master Lease necessary or appropriate to Subtenant’s use of the Subleased Premises, subject to the terms of the Master Lease and any rules and regulations established from time to time by Master Landlord with respect to the use of such Common Areas. For avoidance of doubt, Subtenant’s rental obligations under this Sublease shall be based on a total of 8,777 square feet (6,374 square feet representing the Subleased Premises, and 2,403 square feet representing 46.8% of the Shared Areas). Subtenant agrees that during the Sublease Term (as defined hereafter), it shall cap the number of Subtenant’s employees working in the Subleased Premises at any one time at thirty-six (36) people.

(b) All articles of personal property and all business and trade fixtures, furniture, moveable partitions, freestanding cabinet work, machinery and equipment owned or installed by Subtenant or any party claiming by, through or under Subtenant, solely at its expense in the

Subleased Premises (“Subtenant’s Removable Property”) shall remain the property of Subtenant and shall be removed by Subtenant at any time prior to the expiration or earlier termination of the Sublease Term, provided that Subtenant, at its expense, shall repair any damage to the Building caused by such removal.

(c) Any provision of this Sublease to the contrary notwithstanding, Subtenant shall be solely responsible for the ordering, delivery and installation of any telephone, data cabling and wiring (“Cable”), and Subtenant’s Removable Property to be installed by or on behalf of Subtenant in the Subleased Premises and for the removal of all telephone and data cabling and telephone and cabling wiring. Subtenant shall have access to and have the right to use Sublandlord’s data cabling and wiring (collectively, the “Wiring”). The Wiring is not part of Subtenant’s Removable Property and shall not be removed by Subtenant at the end of the Sublease Term; however, if Subtenant shall expand or increase the Wiring beyond the Wiring that exists on the date of this Sublease (“Subtenant’s Wiring”), then Subtenant’s Wiring shall constitute Subtenant’s Removable Property that shall be removed by Subtenant at the end of the Sublease Term.

(d) Subtenant shall remove all of Subtenant’s Removable Property and all Cable installed in the Building by or on behalf of Subtenant or anyone claiming by, through or under Subtenant at the expiration or earlier termination of the Sublease Term.

(e) Sublandlord will deliver the Subleased Premises to Subtenant with the existing furniture in the Subleased Premises as of the Commencement Date (the “Existing Furniture”). A list of the Existing Furniture is set forth in Exhibit 3 attached hereto. Subtenant shall have, as appurtenant to the Subleased Premises, the use of the Existing Furniture during the Sublease Term. Subtenant shall accept the Existing Furniture in their “AS IS,” condition and without representation or warranty by Sublandlord and Sublandlord makes absolutely no representation or warranty of any kind to Subtenant with respect to the Existing Furniture (including the condition or suitability thereof). Subtenant shall be responsible to repair and maintain the Existing Furniture in the same condition as of the Commencement Date, subject only to ordinary wear and tear (and excluding damage). Subtenant shall coordinate and cooperate with Sublandlord at the end of the Sublease Term to permit Sublandlord to remove all of the Existing Furniture by not later than the Termination Date. Subtenant shall not pay the Sublandlord additional rent or remuneration for the use and/or possession of the Existing Furniture during the Sublease Term.

(f) All capitalized terms not otherwise modified or defined herein shall have the respective same meanings ascribed to them in the Master Lease.

2. Condition of Subleased Premises.

(a) Sublandlord shall deliver the Subleased Premises to Subtenant in broom clean condition, free and clear of all tenants and occupants, and free of all of Sublandlord’s property, except the Existing Furniture (the “Delivery Condition”), and otherwise “AS IS” with all faults and without any obligation on the part of Sublandlord to modify, improve or otherwise prepare the Subleased Premises for Subtenant’s occupancy. Subtenant hereby warrants and represents that it is fully familiar with the physical condition of the Subleased Premises, that it has inspected them and found them to be satisfactory. Subtenant acknowledges that no representations have been made to Subtenant with respect to the condition of the Subleased Premises and that Subtenant relied upon its own examination of the Subleased Premises in entering into this Sublease and that Sublandlord shall not be liable for any latent or patent defects, if any, existing therein. Sublandlord has made no warranty or representation, express or implied, as to the present or future condition of the Subleased Premises or the fitness and availability of the Subleased Premises for any particular use. Sublandlord shall not be responsible for making any improvements, alterations or repairs therein or for spending any money to prepare the Subleased Premises for Subtenant’s occupancy.

3. Term. The term of this Sublease (the “Sublease Term”) shall be approximately thirty nine (39) months, commencing on the later to occur of: (i) October 1, 2018, (ii) the date that Master Landlord has granted its Consent (as defined in Paragraph 27 of this Sublease) to this Sublease, or (iii) the date that Sublandlord delivers the Subleased Premises to Subtenant in the Delivery Condition (such later date is referred to as the “Commencement Date”), and terminating on December 30, 2021 (the “Termination Date”), unless earlier terminated in accordance with this Sublease.

4. Base Rent.

(a) Beginning on the Commencement Date, Subtenant shall pay base rent (“Base Rent”) to Sublandlord for the Subleased Premises and Subtenant’s use of the Shared Areas (as hereinafter defined) (collectively referred to herein as the “Entire Premises”) as set forth below:

Sublease Years	Monthly Base Rent
Commencement Date -10/31/18	$64,364.66
11/1/19-10/31/19	$65,096.08
11/1/20-10/31/21	$65,827.50
11/1/21-Termination Date	$66,558.92

(b) Base Rent shall be payable in equal monthly installments, in advance, on the second to last business day of each and every calendar month during the term of this Sublease immediately preceding the date that payment of the Monthly Base Rent is due from Sublandlord to Master Landlord under the Master Lease for the corresponding month. By way of example of the foregoing, if the Monthly Base Rent under the Master Lease for the month of November, 2018 is due from Sublandlord to Master Landlord on November 1, 2018, then the monthly installment of Base Rent due under this Sublease from Subtenant to Sublandlord for the month of November, 2018 shall be due on October 30, 2018. All such payments shall be paid to Sublandlord without deduction, offset, abatement, notice or demand, at Sublandlord’s address set forth above, or at such other place as Sublandlord shall from time to time designate, in lawful currency of the United States. Base Rent for any partial month shall be pro-rated on a daily basis.

5. Subtenant’s Proportionate Share. For purposes of this Sublease, “Subtenant’s Proportionate Share” shall be equal to 46.81% representing the ratio of the rentable area of the Entire Premises to the entire rentable area of the Premises (8,777/18,751).

6. Additional Rent.

(a) Commencing on July 1, 2019, Subtenant shall pay Subtenant’s Proportionate Share of (1) all Building Operating Costs, Property Operating Costs and Taxes (as such terms are defined in the Master Lease) assessed or charged to Sublandlord pursuant to Sections 5.2 and 5.3 of the Master Lease which are in excess of the Building Operating Costs, Property Operating Costs and Taxes paid by Sublandlord under the Master Lease during fiscal year ending June 30, 2019 (the “Sublease Base Year”), (2) all other additional rent or charges payable by Sublandlord under the Master Lease, including, but not limited to, any utilities that are separately metered to the Premises, (3) all costs incurred by Sublandlord in operating (including the costs of utilities consumed in such operation), repairing, maintaining and replacing any supplementary or additional mechanical systems or equipment installed by Sublandlord in the Premises and which service the Subleased Premises, and (4) all costs of utilities supplied to the Premises which are not separately metered to the Subleased Premises (collectively, “Additional Rent”), in the manner and at the same time as set forth in Paragraph 4 above with respect to the payment of Base Rent. Base Rent and Additional Rent may be referred to collectively in this Sublease as “Rent.”

(b) Subtenant shall install its own telephone system and data and internet systems prior to occupancy of the Subleased Premises and establish direct billing for its telephone services and for its data and internet systems. Subtenant shall pay directly and on time all billings for its data and internet systems.

(c) Subtenant shall, within five (5) business days after receipt of an invoice from Sublandlord, reimburse Sublandlord for any after-hours heating, ventilation and air-conditioning and all other extra costs for services requested by Subtenant and provided or furnished to the Subleased Premises or to Subtenant. The amount paid by Subtenant shall constitute the same rate paid by Sublandlord to the Master Landlord for such after-hours heating, ventilation and air-conditioning.

(d) If Master Landlord charges Sublandlord for any excess costs of providing electrical service to the Premises, Subtenant shall reimburse Sublandlord for Subtenant’s Proportionate Share of the excess electrical charges. If, however, no portion of such excess usage is reasonably attributable to the Subleased Premises, then Subtenant shall have no liability for any portion of such excess electrical charges.

7. Late Charges. If Subtenant fails to pay any installment of Base Rent or Additional Rent on or before its due date, Subtenant shall pay to Sub landlord a late charge of five percent (5%) of the amount of such installment, and, in addition, such unpaid installment shall bear interest at the rate per annum which is four percent (4%) greater than the “prime rate” then in effect listed in The Wall Street Journal, or the highest rate permitted by law, whichever may be less; with it being the express intent of the parties that nothing herein contained shall be construed or implemented in such manner as to allow Sublandlord to charge or receive interest in excess of the maximum legal rate then allowed by law. Such late charge and interest shall constitute Additional Rent hereunder due and payable with the next monthly installment of Base Rent due under this Sublease.

8. Incorporation of Master Lease by Reference.

(a) Except to the extent such terms and provisions are inconsistent with or are specifically contrary to the express written provisions of this Sublease and except as provided in this Paragraph 8 of this Sublease, all of the terms, covenants and conditions of the Master Lease, as may be redacted, are by this reference incorporated herein and made a part of this Sublease with the same force and effect as if fully set forth herein, provided, however, that for purposes of such incorporation, (i) the term “Lease” as used in the Master Lease shall refer to this Sublease; (ii) the term “Landlord” as used in the Master Lease shall refer to Sublandlord; (iii) the term “Tenant” as used in the Master Lease shall refer to Subtenant; (iv) the term “Term” as used in the Master Lease shall refer to the Sublease Term defined herein; (v) the term “Premises” as used in the Master Lease shall refer to the Subleased Premises; (vi) the term “Tenant’s Building Share” and “Tenant’s Property Share” as used in the Master Lease shall refer to Subtenant’s Proportionate Share; and (vii) the term “Operating Costs Base Year” and “Tax Base Year” shall refer to the Sublease Base Year. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Master Lease, as incorporated herein, the provisions of this Sublease shall control as between Sublandlord and Subtenant.

(b) The following provisions of the Master Lease are expressly not incorporated into this Sublease: Sections 1.2, 1.3, 1.4(b) and (c), 1.7, 5.1, 5.4, 21.3 and 25.3, and the first sentence of Section 11.2, Articles 3, 7 and 12, Exhibit 3 and Exhibits 4 and 8 of the Master Lease and all references to “Security Deposit”, “Extension Term”, “Tenant’s Work”, “Landlord’s Contribution”, and “Space Plan Allowance”.

(c) Master Landlord shall have all of the same rights and remedies with respect to the Subleased Premises as Master Landlord has with respect thereto under the Master Lease. This Sublease is expressly subject and subordinate to any mortgages or deeds of trust to which the Master Lease is now or hereafter subject and subordinate pursuant to Section 22.1 of the Master Lease without the requirement of delivering any so-called non-disturbance agreement to Subtenant.

(d) Without limiting any other term or provision of this Sublease, Subtenant shall not have the right to exercise any rights or options, if any, set forth in the Master Lease to extend or renew the term, to expand the Premises or lease any expansion space, or to terminate the Sublease earlier than the Termination Date. Subtenant shall have no right to audit Master Landlord’s records pursuant to Section 5.2(1) of the Master Lease nor to request Master Landlord seek an abatement of real estate taxes pursuant to Section 5.3(d) of the Master Lease.

(e) All rights of termination, if any, of the Tenant set forth in Article 15 of the Master Lease entitled “Casualty; Taking,” are reserved to Sublandlord, to be exercised or waived in its sole discretion and Subtenant shall have no right to terminate this Sublease pursuant to the provisions of Section 1.7 and Exhibit 8 of the Master Lease.

(f) Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Master Lease.

9. Permitted Use. Subtenant shall use the Subleased Premises solely for the uses specified in Section 4.1 of the Master Lease in accordance with all of the terms, conditions, restrictions, covenants and other provisions of the Master Lease, and not for any other uses.

10. Covenants of the Parties.

(a) With respect to the Subleased Premises, Subtenant covenants and agrees to assume, perform and observe all the terms, covenants and conditions required to be performed by Sublandlord, as Tenant under the Master Lease except to the extent such terms, covenants and conditions conflict with the terms of this Sublease in which event the terms of the Sublease shall control and specifically excluding the obligations to pay rent, which obligation shall be governed by the terms of this Sublease. Subtenant further agrees that Subtenant’s performance of all such obligations shall be performed by Subtenant for the benefit of Sublandlord as well as for the benefit of Master Landlord, and that Sublandlord shall have, with respect to Subtenant, this Sublease and the Subleased Premises, all of the rights and benefits provided to Master Landlord by the Master Lease.

(b) Subtenant covenants and agrees that this Sublease is expressly made subject and subordinate in all respects to (i) the Master Lease and to all of its terms, covenants and conditions (including without limitation those provisions not incorporated herein by reference, as set forth in Paragraph 8 above of this Sublease); and (ii) any and all matters to which the tenancy of Sub landlord, as tenant under the Master Lease, is or may be subordinate. Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Master Lease, or which would constitute a violation or default thereunder, or result in a forfeiture or termination of the Master Lease or render Sublandlord liable for damages, fines, penalties, costs or expenses under the Master Lease. Should the Master Lease expire or terminate during the Sublease Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Master Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the Termination Date and Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination.

(c) As long as this Sublease is in full force and effect, Subtenant shall be entitled, with respect to the Subleased Premises, to the benefit of Master Landlord’s obligations and agreements to furnish utilities and other services to the Subleased Premises and to repair and maintain the Common Areas, roof, building systems and all other obligations of Master Landlord under the Master Lease. Notwithstanding anything provided herein or the Master Lease to the contrary, Subtenant covenants and agrees that Sublandlord shall not be obligated to furnish any services or utilities of any nature whatsoever or be responsible for the performance of any of Master Landlord’s obligations under the Master Lease, and shall not be liable in damages or otherwise for any negligence of Master Landlord or for any damage or injury suffered by Subtenant as a result of any act or failure to act by Master Landlord, or any default by Master Landlord in the performance of its obligations under the Master Lease, nor shall any such action, failure to act, or default by Master Landlord constitute a constructive eviction or default by Sublandlord hereunder. Notwithstanding anything to the contrary contained in this Sublease or the Master Lease, Sublandlord shall not be bound by and expressly does not make any of the indemnifications, representations or warranties, if any, made by Master Landlord under the Master Lease. If Master Landlord shall default in the performance of its obligations under the Master Lease, Sublandlord, upon receipt of written notice thereof from Subtenant, shall use commercially reasonable efforts to cause Master Landlord to perform its obligations under the Master Lease and to enforce the terms thereof, provided such commercially reasonable efforts shall not require Sublandlord to expend any money to cause Master Landlord to perform its obligations under the Master Lease unless Subtenant shall reimburse Sublandlord for Subtenant’s Proportionate Share of any costs incurred by Sublandlord, including, without limitation, reasonable attorney’s fees. As a condition to Sublandlord exercising any efforts to enforce Master Landlord’s obligations, Sublandlord may require Subtenant to make an advance deposit with Sublandlord of an amount reasonably estimated to reimburse Sublandlord for Subtenant’s Proportionate Share of Sublandlord’s costs in connection with such efforts.

(d) Sublandlord shall not incur any liability whatsoever to Subtenant for any injury, inconvenience, incidental or consequential damages incurred or suffered by Subtenant as a result of the exercise by Master Landlord of any of the rights reserved to Master Landlord under the Master Lease, nor shall such exercise constitute a constructive eviction or a default by Sublandlord hereunder. Subtenant’s obligations to pay Base Rent, Additional Rent and any other charges due under this Sublease shall not be reduced or abated in the event that Master Landlord fails to provide any service, to perform any maintenance or repairs, or to perform any other obligation of Master Landlord under the Master Lease, except if and only to the extent that Sublandlord’s obligation to pay Annual Base Rent, Additional Rent and other charges under the Master Lease with respect to the Subleased Premises is actually abated as a result of Master Landlord’s failure.

(e) In all provisions of the Master Lease requiring the approval or consent of, or notice to, Master Landlord, Subtenant shall be required to obtain the approval or consent of, or provide notice to, both Master Landlord and Sublandlord. If Sublandlord’s consent shall be required under the terms of this Sublease, Sublandlord shall not be deemed to be unreasonable in withholding such consent if Master Landlord withholds its consent thereto and Sublandlord shall have no liability to Subtenant for any loss, damage or injury in the event that Master Landlord withholds its consent.

(f) Sublandlord covenants that, subject to the terms and conditions of the Master Lease and this Sublease, if and so long as Subtenant keeps and performs each term and condition herein contained on its part to be kept and performed, Subtenant shall not be disturbed in the enjoyment of the Subleased Premises by Sublandlord or by anyone claiming by, through or under Sublandlord.

(g) Whenever a notice is given or received pursuant to the Master Lease by or to Sublandlord or Subtenant which has relevance to the Subleased Premises, Sublandlord and Subtenant each agree promptly to provide the other with a copy of such notice.

(h) Sublandlord covenants and agrees that Sublandlord: (i) shall cause all rent to be paid under the Master Lease as and when due and payable under the Master Lease; (ii) shall observe and perform the other terms, provisions, covenants and conditions of the Master Lease to be observed and performed by Sublandlord, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder; (iii) shall not voluntarily terminate the Master Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Master Lease and shall not amend the Master Lease in a manner adverse to Subtenant in any material respect; (iv) shall not take any action or fail to perform any act that results in a breach or default under the Master Lease to the extent any such failure to perform such act adversely affects the rights of Subtenant under this Sublease (unless such breach or default under the Master Lease was caused by Subtenant’s breach of its obligations under this Sublease). Sublandlord shall not be deemed to have made any representation made by Master Landlord in any of the incorporated provisions.

(i) Sublandlord represents and warrants to Subtenant that:

(i)

Sublandlord has not received any written notice of default under the Master Lease, except for any defaults that Sublandlord has cured and Master Landlord is no longer claiming to exist, and to the actual knowledge, without any investigation, of Sublandlord, Sublandlord is not in default of any of Sublandlord’s obligations under the Master Lease;

(ii)

Sublandlord has not sent to Master Landlord any written notice stating that Master Landlord is in default of any of Master Landlord’s obligations under the Master Lease, and to the actual knowledge, without any investigation, of Sublandlord, Master Landlord is not in default of any of Master Landlord’s obligations under the Master Lease;

(iii)	Sublandlord has not received any written notice that any work is required under the Master Lease or by applicable law to be done in the Subleased Premises; and

(iv)	Sublandlord has not received any written notice of violation of any laws, ordinances, codes, rules, regulations or requirements affecting the Subleased Premises.

11. Assignment and Subletting. Subtenant covenants and agrees this Sublease shall not be assigned, voluntarily or by operation of law or otherwise, or the Subleased Premises further sublet, in whole or in part, or any part thereof suffered or permitted by Subtenant to be used or occupied by others without Master Landlord’s and Sublandlord’s prior written consent and any such assignment or sublease shall be subject to all of the terms and conditions of Article 13 of the Master Lease, including, without limitation, the provisions thereof which define what activities will constitute an assignment or sublease and the standards for Master Landlord and Sublandlord to grant or withhold consent thereto. No consent to any assignment or subletting shall be deemed to be a consent to any further assignment or subletting, and no assignment or subletting or consent thereto shall release or subordinate the primary liability of Subtenant under this Sublease in any regard whatsoever. If Sublandlord enters into a sublease with another subtenant requiring Master Landlord’s consent pursuant to the Master Lease for any of Sublandlord’s remaining portion of the Premises, then Sublandlord will inform Subtenant of the name of such subtenant.

12. Insurance. Subtenant shall obtain and maintain all insurance types and coverage for the Subleased Premises as specified in the Master Lease to be obtained and maintained by Sublandlord, as Tenant, in amounts not less than those specified in the Master Lease. All such policies of insurance shall be subject to and comply with the terms and provisions of the Master Lease and shall, in addition, name Sublandlord as an additional insured thereunder. Section 14.5 of the Master Lease shall govern the waiver of subrogation rights among Sublandlord and Subtenant. Subtenant hereby agrees that the property damage insurance carried by Subtenant hereunder shall provide for the waiver by the insurance carrier of any right of subrogation against Sublandlord and Master Landlord.

13. Indemnification of Master Landlord and Sublandlord. Notwithstanding any other provision of this Sublease or the Master Lease to the contrary, other than acts by the Master Landlord and/or Sublandlord that are grossly negligent or intentional, Subtenant will save Master Landlord and Sublandlord harmless, and will defend and indemnify Master Landlord and Sublandlord, from and against any and all costs, expenses (including reasonable attorneys’ fees), damages, claims, liabilities, losses, fines or penalties asserted by or on behalf of any person, firm, corporation or public authority arising from or based upon (i) any injury to person, or loss of or damage to property, sustained or occurring in the Subleased Premises; (ii) any injury to person, or loss of or damage to property sustained or occurring elsewhere (other than in the Subleased Premises) in or about the Building (including the Shared Areas), to the extent arising out of Subtenant’s use or occupancy of the Subleased Premises or the Shared Areas, or caused by the act or omission of any person for whose conduct Subtenant is legally responsible; or (iii) any work or thing whatsoever done (other than by Sublandlord or Master Landlord or their contractors, agents or employees) in the Subleased Premises or the Shared Areas by Subtenant, its agents, contractors or employees during the Sublease Term; (iv) the act, omission, fault, willful act, negligence or other misconduct of Subtenant or any of Subtenant’s agents, employees, licensees, contractors, customers or invitees; or (v) any failure of Subtenant to perform and discharge any of its covenants and obligations under the Master Lease or this Sublease, or (vi) any failure of Subtenant to surrender the Subleased Premises to Sublandlord at the expiration or earlier termination of this Sublease in the condition required pursuant to the provisions of this Sublease. In case any action or proceeding is brought against Sublandlord for which Subtenant has covenanted under this Sublease to indemnify Sublandlord, Subtenant will, at its sole expense, defend such action or proceeding and employ counsel reasonably satisfactory to Sublandlord.

In addition to the foregoing, Subtenant shall not do or permit anything to be done which would cause a default under the Master Lease, or termination or forfeiture by reason of any right of termination or forfeiture, reserved or vested in the Master Landlord under the Master Lease, and Subtenant shall indemnify and hold Sublandlord harmless from and against all claims of any kind whatsoever by reason of breach or default on the part of Subtenant, or termination or forfeiture which is the consequence of any such breach or default, including without limitation, any claims of other subtenants of the Premises. The indemnities set forth in this Paragraph 13 shall survive the expiration or earlier termination of this Sublease.

14. Sublandlord’s Approval of the Subtenant’s Alterations and Improvements. Subtenant shall not perform any changes, alterations, additions or improvements to the Subleased Premises or the Shared Areas without the prior written consent of Master Landlord and Sublandlord. Any such changes, alterations, additions or improvements shall be subject to and performed in accordance with all of the terms and conditions of the Master Lease, including, without limitation, Article 11 of the Master Lease. Notwithstanding the foregoing, Sublandlord may withhold its consent to any request by Subtenant with respect to any proposed changes, alterations, decorations, installations, removals, additions or improvements in or to the Subleased Premises or Shared Areas in Sublandlord’s sole discretion, whether or not Master Landlord has granted its approval.

15. Surrender; and Holding Over.

(a) At the expiration or earlier termination of this Sublease, Subtenant shall quit and surrender the Subleased Premises in as good condition as it was at the beginning of the Sublease Term or as thereafter improved, reasonable wear and tear and damage by casualty excepted, and shall, to the extent not inconsistent with any specific provision of this Sublease, comply with all of the terms and conditions of the Master Lease regarding surrender of the Premises. Without limitation of any of the foregoing, Subtenant shall on or before the expiration or earlier termination of this Sublease, (i) remove all of Subtenant’s personal property and repair any damage caused by such removal; (ii) at Sublandlord’s request, or if required by Master Landlord, remove all additions, alterations and changes made to the Subleased Premises by or on behalf of Subtenant and repair any damage caused thereby; and (iii) remove all trash and broom sweep the Subleased Premises. If any personal property of Subtenant shall remain in the Subleased Premises after the termination of this Sublease, at the election of Sublandlord, (x) it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property; or (y) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. Subtenant’s obligation to observe or perform under this Paragraph 15 shall survive the expiration or earlier termination of this Sublease.

(b) If Subtenant fails to surrender the Subleased Premises in the condition required hereunder on the expiration or earlier termination of the Sublease, such holding over shall render Subtenant a tenant-at-sufferance only, and shall be subject to all of the terms and provisions of this Sublease, and Subtenant shall pay to Sublandlord the greater of (i) any amounts owed by Sublandlord to Master Landlord as a result of Subtenant’s holding over; or (ii) monthly holdover Base Rent equal to 200% of the Base Rent payable in the last month of the

Sublease Term plus any Additional Rent as set forth in this Sublease; provided, however, that if Subtenant’s holdover shall be the sole cause of Sublandlord’s holdover under the Master Lease, Subtenant shall pay as use and occupation each month an amount equal to twice the monthly Base Rent plus Additional Rent and all other charges due for the Entire Premises under the Master Lease for the last full calendar month preceding the expiration or earlier termination of the term of the Master Lease, plus any and all other costs and expenses incurred by Sub landlord in connection with such holdover.

16. Default.

(a) For purposes of this Sublease, the following shall constitute a material breach of this Sublease and a “default” by Subtenant: (a) failure to pay Rent or any other amount within two (2) days after written notice from Sublandlord to Subtenant of such late payment (provided however that a default shall occur hereunder without any obligation of Sublandlord to give any notice if (i) Subtenant fails to make any payment within two (2) days after the due date, and (ii) Sublandlord has given Subtenant written notice under this Section 16(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Subtenant); (b) all those items of default set forth in Article 20 of the Master Lease which remain uncured after the cure period provided in the Master Lease, less ten (10) business days; and/or (c) Subtenant’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein.

(b) In the event that Subtenant shall default in the payment of Base Rent or Additional Rent hereunder, or default in the performance or observance of any of the terms, conditions and covenants of this Sublease, which default shall not be cured within the grace periods set forth in this Sublease, Sub landlord, in addition to and not in limitation of any rights otherwise available to it, shall have the same rights and remedies with respect to such default as are provided to Master Landlord under the Master Lease with respect to defaults by the Tenant thereunder, with the same force and effect as though all such provisions relating to any such default or defaults were herein set forth in full, and Subtenant shall have all of the obligations of the Tenant under the Master Lease with respect to such default.

17. Letter of Credit.

(a) It is agreed that Subtenant will provide Sublandlord at the time of the execution of this Sublease, an unconditional, irrevocable letter of credit, in the amount of Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Letter of Credit”). Subtenant shall be responsible, at its sole cost, for paying any and all letter of credit or other fees due to the issuer of the Letter of Credit. Such Letter of Credit shall be provided by a bank that is reasonably acceptable to Sublandlord, shall permit partial draws, shall be assignable by Sublandlord (without any cost to Sublandlord) and shall be for an initial term of one year and be automatically renewable (i.e. “Evergreen”) for successive one year periods (unless Sublandlord receives notice of non-renewal at least ten (10) days prior to the expiration of the Letter of Credit), so that it remains outstanding for as long as the Sublease is in effect, and shall otherwise be in a form that is reasonably acceptable to Sublandlord. The Letter of Credit must be able to be drawn upon in Boston, Massachusetts or elsewhere if approved by Sublandlord. In the event of any default by Subtenant under this Sublease, Sublandlord shall be entitled to draw upon the Letter of Credit to the extent of, and to reimburse Sublandlord for, any and all damages owed to Sublandlord by Subtenant as a result of such default. If at any time the Letter of Credit is due to expire or Sublandlord receives notice that it will expire and Sublandlord has not received written evidence of the renewal thereof at least ten (10) days before such expiration, Sublandlord may draw upon the Letter of Credit for the full amount thereof in which event the proceeds shall become a cash security deposit subject to the terms of this Paragraph 17.

(b) In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Letter of Credit (or cash deposit, if drawn), except as same may have been applied by Sublandlord in accordance with this Sublease, shall be returned to Subtenant within thirty (30) days after the Termination Date or such earlier termination date of this Sublease and after Subtenant has delivered entire possession of the Subleased Premises to Sublandlord in accordance with all of the terms and provisions of this Sublease.

(c) Subtenant agrees that in the event Sublandlord draws upon the Letter of Credit in accordance with the provisions of this Sublease, Subtenant will immediately upon demand of Sublandlord replace the drawn upon Letter of Credit with a new Letter of Credit in the full amount of the drawn upon Letter of Credit, or reimburse or pay Sublandlord for the amount so applied so that the amount constituting the Letter of Credit during the term of this Sublease shall always be equal to the required amount of the Letter of Credit.

(d) Subtenant further agrees that it will not assign or encumber or attempt to assign or encumber the moneys constituting the Letter of Credit, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance or attempted assignment or encumbrance.

18. Signage. Subtenant may install one (1) sign or lettering identifying Subtenant on the glass wall at the entry to the Subleased Premises (and within the Premises) subject to Master Landlord’s and Sublandlord’s approval (not to be unreasonably withheld by Sublandlord) of the size, color, location and style of such signs. If and only so long as Master Landlord maintains a tenant directory in the main lobby of the Building, Sublandlord shall use commercially reasonable efforts to cause Subtenant’s name to be listed on such tenant directory; provided, however, that Master Landlord approves such listing and any changes or replacements of such lobby listing after the initial installation shall be at Subtenant’s expense. Subject to Master Landlord’s consent and Sublandlord’s reasonable approval of the color, size, and style of such sign, Subtenant’s name may also be included under the elevator lobby sign on the sixteenth (16th) floor elevator lobby identifying Sublandlord; provided that Subtenant’s lobby signage shall not be larger than the dimensions of Sublandlord’s sign in such elevator lobby and so long as Master Landlord permits two (2) elevator lobby signs on the 16th floor elevator lobby.

19. Shared Areas.

(a) Notwithstanding anything to the contrary in the Master Lease or contained herein, Subtenant shall have the right to shared use of the reception area (“Reception”) with

Sublandlord’s reception services provided at no additional cost, café (“Café”), the two (2) videoconference rooms on the sixteen (16th) floor (the “Cambridge Room” and the “Menlo Park Room”, respectively) and the two (2) shower rooms (“Shower”) (collectively, Reception, Café, Cambridge Room, Menlo Park Room and Shower are referred to herein as the “Shared Areas”). The Shared Areas contain approximately 5,134 square feet of space. Sublandlord and Subtenant agree to coordinate their respective usage of the Shared Areas; however, the scheduling and use of the Cambridge Room and Menlo Park Room shall be on a first come, first served basis, except that Sublandlord shall have the right to exclusive use of the Cambridge Room on Mondays throughout the Sublease Term.

(b) At any time during the Sublease Term, to the extent that Sublandlord shall, in its sole and absolute discretion, determine that Subtenant’s consumption or use of the Shared Areas, including, but not limited to, telephone and videoconferencing services, constitutes an excessive use beyond those normally consumed in Sublandlord’s business operations (including above-normal long distance charges), then Subtenant shall be responsible for the charges for such excessive use being furnished, and Subtenant agrees to pay Sublandlord within ten (10) business days after receipt of an invoice therefor.

(c) Commencing on the Commencement Date, Subtenant shall pay $100.00 per month per employee operating in the Subleased Premises (the “Café Charge”) for Subtenant’s use of the Café. Thereafter, Sublandlord will invoice Subtenant for the Café Charge for such applicable calendar month, and on or before the first day of each calendar month during the Sublease Term, Subtenant’s office manager will provide Sublandlord or its designated representative with the number of employees that Subtenant employees at the Subleased Premises for the following month together with the Café Charge for that month based on such number of employees and certifying to the accuracy thereof. Sublandlord has the right to verify the number of Subtenant’s employees submitted by Subtenant or its agent.

(d) To the fullest extent permitted by applicable law, Sublandlord shall not be liable for any personal injury to Subtenant, Subtenant’s employees, agents, invitees, customers, clients, family members, guests or licensees arising from the use and condition of the Shared Areas or any parts of the Building and the Property (as such term is defined in the Master Lease) upon which the Building is located in connection with the use of and access to the Shared Areas, except to the extent caused by Sublandlord’s or Sublandlord’s agents, contractors and employees gross negligence or willful misconduct, and in no event shall Sublandlord ever be liable for any indirect or consequential damages or loss of profits or the like from any cause whatsoever.

(e) Subtenant agrees that neither Sublandlord nor any successor of Sublandlord nor any beneficiary, trustee, member, manager, partner, director, officer, employee or shareholder of Sublandlord or such successor shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Subtenant.

20. Notice. Any notice, consent, request, bill, demand or statement hereunder by either party to the other party shall be in writing and delivered or served in accordance with Article 24 of the Master Lease and addressed as follows: if to Sublandlord: One Broadway, Cambridge,

Massachusetts 02142, Attn: Jessica Pelletier, Chief Financial Officer; if to Subtenant: at the address set forth above, or to such other address and attention as any of the above shall notify the others in writing.

21. Rules and Regulations. Subtenant shall abide by any rules and regulations from time to time established by Master Landlord under the Master Lease.

22. Recording. In the event that this Sublease or a copy hereof or any notice hereof shall be recorded by Subtenant, then such recording shall constitute a default by Subtenant entitling Sublandlord to immediately terminate this Sublease, without notice or opportunity to cure such default.

23. Brokers. Each party represents to the other that it has not dealt with any real estate broker, finder or other person with respect to this Sublease in any manner other than The Columbia Group, CBRE and Cresa (collectively, the “Brokers”). Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt other than the Brokers.

24. Governing Law; Interpretation and Partial Invalidity. This Sublease shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Sublease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Sublease shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and are not to be considered in construing this Sublease. This Sublease contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter. No delay or omission on the part of either party to this Sublease in requiring performance by the other party or exercising any right hereunder shall operate as a waiver of any provision hereof or any rights hereunder, and no waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall be construed as a bar to or waiver of such performance or right on any future occasion.

25. Binding Agreement. This document shall become effective and binding only upon the mutual execution and delivery of this Sublease by both Sublandlord and Subtenant. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Master Lease and this Sublease regarding assignment and subletting.

26. Counterparts and Authority. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Sublandlord and Subtenant each represent and warrant to the other that the person or persons executing this Sublease on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Sublease.

27. Master Landlord’s Approval of this Sublease. Notwithstanding anything in this Sublease to the contrary, this Sublease shall be of no force or effect whatsoever, or be binding in any way, unless and until Master Landlord has given its written consent to this Sublease in accordance with the terms of the Master Lease.

28. Non-Compete for Future Leasing of Premises. Subtenant covenants and agrees that until such time as Sublandlord has terminated any discussions or negotiation with Master Landlord for the leasing of the Premises (or any portion thereof) for the period commencing on January 1, 2022 (or has confirmed in writing to Subtenant that it has elected not to remain in the Premises (or any portion thereof) after the expiration of the Master Lease), that Subtenant shall not enter into any negotiations with Master Landlord for the leasing of any portion of the Premises. The provisions of this Paragraph 28 shall survive the expiration or earlier termination of this Sublease.

[Signatures commence on following page]

EXECUTED as an instrument under seal as of the day and year first set forth above.

SUBLANDLORD:

HIGHLAND CAPITAL PARTNERS, LLC

By:	/s/ Jessica Healey
Name: Jessica Healey
Title: Chief Financial Officer

SUBTENANT:

PRAXIS PRECISION MEDICINES, INC.

By:	/s/ Stuart Chaffee
Name: Stuart Chaffee
Title: Chief Business Officer

EXHIBIT 1

MASTER LEASE

[SEE ATTACHED]

ONE BROADWAY

CAMBRIDGE, MASSACHUSETTS

LEASE SUMMARY SHEET

Execution Date:	May 31, 2011

Tenant:	Highland Capital Partners LLC, a Delaware limited liability company

Tenant’s Mailing Address Prior to Occupancy:	92 Hayden Avenue, Lexington, Massachusetts 02421

Landlord:	MIT One Broadway LLC, a Massachusetts limited liability company

Building:	One Broadway, Cambridge, Massachusetts. The Building consists of approximately 312,704 rentable square feet. The land or which the Building is located is more particularly described in Exhibit 2 attached hereto and made a part hereof.

Premises:	Approximately 18,751 rentable square feet of space consisting of the entire sixteenth (16th) floor of the Building, as more particularly shown as hatched, highlighted or outlined on the plan attached hereto as Exhibit 1 and made a part hereof (the “Lease Plan”).

Term Commencement Date:	The date on which Landlord delivers the Premises to Tenant in the condition required pursuant to Section 3.1 hereof.

Rent Commencement Date:	The date which is one hundred fifty (150) days following the Term Commencement Date.

Expiration Date:	The last day of the tenth (10th) Rent year[1].

Extension Term:	Subject to Section 1.2 below, one (1) extension term of five (5) years.

Landlord’s Contribution:	Subject to Section 3.3 below, One Million Five Hundred Thousand Eighty Dollars ($1,500,080.00).

Permitted Uses:	General office use.

Base Rent:	Period of Time Annual Base Rent Monthly Payment

Rent Year 1, Period 1[2] $51,958.33

[1]

For the purposes of this Lease, the first “Rent Year” shall be defined as the twelve-(12)-month period commencing as of the Rent Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs; provided, however, that if the Rent Commencement Date occurs on the first of a calendar month, then the first Rent Year shall expire on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date. Thereafter, “Rent Year” shall be defined as any subsequent twelve (12) month period during the term of this Lease.

[2]	Period 1 shall mean the period commencing on the Rent Commencement Date and ending on the last day of the fourth (4th) full calendar month thereafter

1

Rent Year 1, Period 2[3]		$67,191.08
Rent Year 2	$825,044.00	$68,753.67
Rent Year 3	$843,795.00	$70,316.25
Rent Year 4	$862,546.00	$71,878.83
Rent Year 5	$881,297.00	$73,441.42
Rent Year 6	$900,048.00	$75,004.00
Rent Year 7	$918,799.00	$76,566.58
Rent Year 8	$937,550.00	$78,129.17
Rent Year 9	$956,301.00	$79,691.75
Rent Year 10	$975,052.00	$81,254.33

Operating Costs and Taxes:	See Sections 5.2 and 5.3

Tenant’s Building Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the Building. As of the Execution Date, Tenant’s Building Share is 6.0%.

Tenant’s Property Share:	A fraction, the numerator of which is the number of rentable square feet in the Premises and the denominator of which is the number of rentable square feet in the buildings (including the Building) located on the Property (hereinafter defined). As of the Execution Date, Tenant’s Property Share is 6.0%.

Operating Costs Base Year:	Fiscal Year 2012 (i.e. 7/1/11 – 6/30/12)

Tax Base Year:	Fiscal Year 2012 (i.e. 7/1/11 – 6/30/12)

Security Deposit:	One Hundred Fifty Thousand Dollars ($150,000)

[3]	Period 2 shall mean the period commencing on the day immediately after the end of Period 1 and ending on the last day of Rent Year 1

TABLE OF CONTENTS

1.	LEASE GRANT; TERM: APPURTENANT RIGHTS; EXCLUSIONS		1

	1.1	Lease Grant	1
	1.2	Extension Term	1
	1.3	Notice of Lease	9
	1.4	Appurtenant Rights	3
	1.5	Tenant’s Access	5
	1.6	Exclusions	5
	1.7	Termination Option	5

2.	RIGHTS RESERVED TO LANDLORD		5

	2.1	Additions and Alterations	5
	2.2	Additions to the Property	6
	2.3	Name and Address of Building	6
	2.4	Landlord’s Access	6
	2.5	Pipes, Ducts and Conduits	6
	2.6	Minimize Interference	6

3.	CONDITION OF PREMISES; CONSTRUCT ION		6

	3.1	Condition of Premises	7
	3.2	Tenant’s Work	7
	3.3	Landlord’s Contribution	8
	3.4	Space Plan Allowance	9

4.	USE OF PREMISES		9

	4.1	Permitted Uses	9
	4.2	Prohibited Uses	9

5.	RENT; ADDITIONAL RENT		10

	5.1	Base Rent	10
	5.2	Operating Costs	10
	5.3	Taxes	14
	5.4	Late Payments	15
	5.5	No Offset; Independent Covenants; Waiver	16
	5.6	Survival	17

6.	INTENTIONALLY OMITTED		17

7.	SECURITY DEPOSIT/ LETTER OF CREDIT		17

	7.1	Amount	17
	7.2	Application of Proceeds of Letter of Credit	17
	7.3	Transfer of Letter of Credit	17
	7.4	Credit of Issuer of Letter of Credit	18
	7.5	Security Deposit	18
	7.6	Return of Security Deposit or Letter of Credit	18

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8.	INTENTIONALLY OMITTED		18

9.	UTILITIES, HVAC; WASTE REMOVAL		18

	9.1	Electricity	18
	9.2	Water	18
	9.3	Heat, Ventilating and Air Conditioning	18
	9.4	Other Utilities	19
	9.5	Interruption or Curtailment of Utilities	19
	9.6	Telecommunications Providers	19
	9.7	Landlord Services	20

10.	MAINTENANCE AND REPAIRS		20

	10.1	Maintenance and Repairs by Tenant	20
	10.2	Maintenance and Repairs by Landlord	20
	10.3	Accidents to Sanitary and Other Systems	20
	10.4	Floor Load-Heavy Equipment	20
	10.5	Noise	21

11.	ALTERATIONS AND IMPROVEMENTS BY TENANT		21

	11.1	Landlord’s Consent Required	21
	11.2	After-Hours	21
	11.3	Harmonious Relations	22
	11.4	Liens	22
	11.5	General Requirements	22

12.	SIGNAGE		22

	12.1	Restrictions	22
	12.2	Building Directory	23

13.	ASSIGNMENT, MORTGAGING AND SUBLETTING		23

	13.1	Landlord’s Consent Required	23
	13.2	Landlord’s Recapture Right	23
	13.3	Standard of Consent to Transfer	24
	13.4	Listing Confers no Rights	24
	13.5	Profits In Connection with Transfers	24
	13.6	Prohibited Transfers	24
	13.7	Permitted Transfers	24

14.	INSURANCE; INDEMNIFICATION; EXCULPATION		25

	14.1	Tenant’s Insurance	25
	14.2	Indemnification	26
	14.3	Property of Tenant	26
	14.4	Limitation of Landlord’s Liability for Damage or Injury	26
	14.5	Waiver of Subrogation; Mutual Release	27
	14.6	Tenant’s Acts—Effect on Insurance	27

15.	CASUALTY; TAKING		27

	15.1	Damage	27
	15.2	Termination Rights	28
	15.3	Taking for Temporary Use	28
	15.4	Disposition of Awards	28

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16.	ESTOPPEL CERTIFICATE		29

17.	HAZARDOUS MATERIALS		29

	17.1	Prohibition	29
	17.2	Environmental Laws	29
	17.3	Hazardous Material Defined	.29

18.	RULES AND REGULATIONS		29

	18.1	Rules and Regulations	30
	18.2	Energy Conservation	30
	18.3	Recycling	30

19.	LEGAL REQUIREMENTS		30

20.	DEFAULT		30

	20.1	Events of Default	30
	20.2	Remedies	32
	20.3	Damages - Termination	32
	20.4	Landlord’s Self-Help; Fees and Expenses	33
	20.5	Waiver of Redemption, Statutory Notice and Grace Periods	33
	20.6	Landlord’s Remedies Not Exclusive	33
	20.7	No Waiver	34
	20.8	Restrictions or Tenant’s Rights	34
	20.9	Landlord Default	34

21.	SURRENDER; ABANDONED PROPERTY; HOLD-OVER		34

	21.1	Surrender	34
	21.2	Abandoned Property	35
	21.3	Holdover	35

22.	MORTGAGEE RIGHTS		35

	22.1	Subordination	35
	22.2	Notices	35
	22.3	Mortgagee Consent	35
	22.4	Mortgagee Liability	36

23.	QUIET ENJOYMENT		36

24.	NOTICES		36

25.	MISCELLANEOUS		37

	25.1	Separability	37
	25.2	Captions	37
	25.3	Broker	37
	25.4	Entire Agreement	37
	25.5	Governing Law	37
	25.6	Representation of Authority	37

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25.7	Expenses Incurred by Landlord Upon Tenant Requests	37
25.8	Survival	38
25.9	Limitation of Liability	38
25.10	Binding Effect	38
25.11	Landlord Obligations upon Transfer	38
25.12	No Grant of Interest	38

EXHIBIT 1	LEASE PLAN
EXHIBIT 2	LEGAL DESCRIPTION
EXHIBIT 3	CONDITION OF PREMISES ON TERM COMMENCEMENT DATE
EXHIBIT 4	FORM OF LETTER OF CREDIT
EXHIBIT 5	ALTERATIONS CHECKLIST
EXHIBIT 6	RULES AND REGULATIONS
EXHIBIT 7	LANDLORD’S SERVICES
EXHIBIT 8	AMOUNT OF TERMINATION PAYMENT
EXHIBIT 9	FORM OF RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

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THIS INDENTURE OF LEASE (this “Lease”) is hereby made and entered into on the Execution Date by and between Landlord and Tenant.

This Lease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to that certain Master Lease Agreement dated as of December 1, 2008 by and between MIT One Broadway Fee Owner LLC, as landlord (the “Master Landlord”), and Landlord, as tenant (as it may be amended from time to time, the “Master Lease”), a redacted copy of which has been delivered to Tenant. Tenant acknowledges notice and full knowledge of all of the terms, covenants and conditions of the Master Lease. Prior to the Term Commencement Date, Landlord, Master Landlord and Tenant shall enter into a Recognition, Non-Disturbance and Attornment Agreement as to such Master Lease, substantially in the form attached hereto as Exhibit 9 and made a part hereof, which may be recorded by Tenant at Tenant’s sole expense with the Registry (hereinafter defined).

Each reference in this Lease to any of the terms and titles contained in any Exhibit attached to this Lease shall be deemed and construed to incorporate the data stated under that term or title in such Exhibit. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Lease Summary Sheet which is attached hereto and incorporated herein by reference.

1.	LEASE GRANT; TERM; APPURTENANT RIGHTS; EXCLUSIONS

1.1    Lease Grant. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises upon and subject to terms and conditions of this Lease, for a term of years commencing on the Term Commencement Date and, unless earlier terminated or extended pursuant to the terms hereof, ending on the Expiration Date (the “Initial Term”; the Initial Term and, if duly exercised, the Extension Term are hereinafter collectively referred to as the “Term”).

1.2    Extension Term.

(a)    Provided (i) Tenant, an Affiliate, its Affiliated Funds and/or its Portfolio Companies (as such terms are hereinafter defined) is/are then occupying at least sixty-five percent (65%) of the Premises; and (ii) there is no Event of Default nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default (1) as of the date of the Extension Notice (hereinafter defined), and (2) at the commencement of the applicable Extension Term (hereinafter defined) (it being understood and agreed that if Tenant shall cure any default within applicable notice and/or cure periods, then Tenant shall thereafter be entitled to exercise such option), Tenant shall have the option to extend the Term for one (1) additional term of five (5) years (the “Extension Term”), commencing as of the expiration of the Initial Term, or the prior Extension Term, as the case may be. Tenant must exercise such option to extend by giving Landlord written notice (the “Extension Notice’’) on or before the date that is thirteen (13) months prior to the expiration of the then-current term of this Lease, time being of the essence. Upon the timely giving of such notice, the Term shall, subject to Tenant’s right to withdraw the Extension Notice in accordance with Section 1.2(b) below, be deemed extended upon all of the terms and conditions of this Lease, except that Base Rent during the Extension Term shall be calculated in accordance with this Section 1.2, Landlord shall have no obligation to construct or renovate the Premises and Tenant shall have no further right to extend the Term. If Tenant fails to give timely notice, as aforesaid, Tenant shall have no further right to extend the Term. Notwithstanding the fact that Tenant’s proper and timely exercise of such option to extend the Term shall be self executing, the parties shall promptly execute a lease amendment reflecting such Ext1nsion Term after Tenant exercises such option. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of its rights under this Section 1.2.

(b)    The Base Rent during the Extension Term (the “Extension Term Base Rent”) shall be determined in accordance with the process described hereafter. Extension Term Base Rent shall be the greater of (i) Base Rent for the last Rent Year of the prior term, or (ii) ninety-five percent (95%) of the fair market rental value of the Premises then demised to Tenant as of the commencement of the Extension Term as determined in accordance with the process described below, for leases of office space in the East Cambridge/Kendall Square area of equivalent quality, size, utility and location, with the length of the Extension Term, the credit standing of Tenant and all other relevant factors to be taken into account. Within thirty (30) days after receipt of the Extension Notice, Landlord shall deliver to Tenant written notice of its determination of the Extension Term Base Rent for the Extension Term. Tenant shall, within thirty (30) days after receipt of such notice, notify Landlord in writing (“Tenant’s Response Notice”) that either (A) Tenant elects to withdraw its Extension Notice, in which event the Lease shall expire on the Expiration Date, or (B) Tenant accepts Landlord’s determination of the Extension Term Base Rent, or (C) Tenant rejects Landlord’s determination of the Extension Term Base Rent. If Tenant fails timely to deliver Tenant’s Response Notice, Tenant shall be deemed to have accepted landlord’s determination of the Extension Term Base Rent.

(c)    If and only if Tenant’s Response Notice is timely delivered to Landlord and indicates both, that Tenant rejects Landlord’s determination of the Extension Term Base Rent and desires to submit the matter to arbitration, then the Extension Term Base Rent shall be determined in accordance with the procedure set forth in this Section 1.2(c). In such event, within ten (10) days after receipt by Landlord of Tenant’s Response Notice indicating Tenant’s desire to submit the determination of the Extension Term Base Rent to arbitration, Tenant and Landlord shall each notify the other, in writing, of their respective selections of an appraiser (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”). Landlord’s Appraiser and Tenant’s Appraiser shall then jointly select a third appraiser (the “Third Appraiser”) within ten (10) days of their appointment. All of the appraisers selected shall be individuals with at least five (5) consecutive years’ commercial appraisal experience in the area in which the Premises are located, shall be members of the Appraisal Institute (M.A.I.), and, in the case of the Third Appraiser, shall not have acted in any capacity for either Landlord or Tenant within five (5) years of his or her selection. The three appraisers shall determine the Extension Term Base Rent in accordance with the requirements and criteria set forth in Section 1.2(b) above, employing the method commonly known as Baseball Arbitration, whereby Landlord’s Appraiser and Tenant’s Appraiser each sets forth its determination of the Extension Term Base Rent as defined above, and the Third Appraiser must select one or the other (it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure). Landlord’s Appraiser and Tenant’s Appraiser shall deliver their determinations of the Extension Term Base Rent to the Third Appraiser within five (5) days of the appointment of the Third Appraiser and the Third Appraiser shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Extension Term Base Rent. The Third Appraiser’s decision shall be binding on both Landlord and Tenant. Each party shall bear the cost of its own appraiser and shall share equally in the cost of the Third Appraiser.

1.3    Notice of Lease. Each of the parties hereto agrees to join in the execution, in recordable form, of a statutory notice of lease and/or written declaration in which shall be stated the Term Commencement Date, the Rent Commencement Date, the number and length of the Extension Term and the Expiration Date, which notice of lease may be recorded by Tenant with the Middlesex South Registry of Deeds and/or filed with the Registry District of the Land Court, as appropriate (collectively, the “Registry”) at Tenant’s sole cost and expense. If a notice of lease was previously recorded with the Registry, upon the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a notice of termination of lease and Tenant shall promptly execute and deliver the same to Landlord for Landlord’s execution and recordation with the Registry. If Tenant fails to deliver the executed notice of termination of lease within ten (10) days of receipt thereof, time being of the essence, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to execute the same, such appointment being coupled with an interest.

1.4    Appurtenant Rights.

(a)    Common Areas.

Subject to the terms of this Lease and the Rules and Regulations (hereinafter defined), Tenant shall have, as appurtenant to the Premises, rights to use in common with others entitled thereto, the following areas (such areas are hereinafter referred to as the “Common Areas”): (i) the common lobbies, loading docks, hallways and stairways of the Building serving the Premises, (ii) common walkways necessary for access to the Building, (iii) if the Premises include less than the entire rentable area of any floor, the common toilets and other common facilities of such floor; and (iv) other areas designated by Landlord from time to time for the common use of tenants of the Building; and no other appurtenant rights or easements.

(b)    Parking.

(i)    During the Term, commencing on the Rent Commencement Date, Landlord shall, subject to the terms hereof, make available the number of parking spaces equal to Tenant’s Allocated Parking Spaces (hereinafter defined) for Tenant’s use in the parking garage/parking areas serving the Building and Tenant shall lease such spaces from Landlord throughout the Term, subject to Landlord’s rights under this Section 1.4(b). For purposes hereof, “Tenant’s Allocated Parking Spaces” shall mean a whole number (i) that is no less than the result determined by dividing the rentable square footage of the Premises by 1,000 and rounding up any remainder equal to or greater than 0.5 (as it may be reduced pursuant to this Section 1.4(b), the “Parking Minimum”) (e.g., for the period commencing on the Execution Date, the Parking Cap shall be nineteen (19), (ii) that is no greater than thirty-two (32), and (iii) specified by Tenant in a written notice to Landlord on or before the date which is sixty (60) days after the Term Commencement Date (it being understood and agreed that if Tenant fails to timely deliver such written notice, Tenant’s Allocated Parking Spaces shall be deemed to equal the Parking Minimum). The number of parking spaces in the parking garage/areas allocated to Tenant, as modified pursuant to this Lease or as otherwise permitted by Landlord, are hereinafter referred to as the “Parking Spaces.” Upon at least sixty (60) days’ written notice to Landlord, Tenant shall have the right, exercisable no more than once per Rent Year, to reduce the number of Parking Spaces allocated to Tenant under this Section 1.4(b); provided, however, at all times during the Term hereof, subject to Landlord’s right to terminate Tenant’s rights for non-payment as hereinafter described, the number of Parking Spaces shall be equal to or greater than the Parking Minimum.

(ii)    Tenant shall have no right to hypothecate or encumber the Parking Spaces, and shall not sublet, assign, or otherwise transfer the Parking Spaces other than to employees of Tenant, its Affiliated Funds and/or its Portfolio Companies occupying the Premises or to an Affiliate or a transferee pursuant to an approved Transfer under Section 13 of this Lease.

(iii)    Throughout the Term, Tenant shall pay Landlord (or at Landlord’s election, directly to the parking operator) for all of the Parking Spaces at the then-current prevailing rate, as such rate may vary from time to time. As of the Execution Date, the monthly charge lot parking is Two Hundred Twenty-Five Dollars ($225.00) per Parking Space per month. 1 for any reason. Tenant shall fail timely to pay the charge for any of said Parking Spaces, and if such default continues for ten (10) days after written notice thereof, Tenant shall have no further right to the Parking Spaces for which Tenant failed to pay the charge under this Section 1.4(b) and Landlord may allocate such Parking Spaces for use by others free and clear of Tenant’s rights under this Section 1.4(b) and the Parking Minimum shall be reduced accordingly.

(iv)    Said Parking Spaces will be on an unassigned, non-reserved basis, and shall be subject to such reasonable rules and regulations as may be in effect for the use of the parking garage/areas from time to time (including, without limitation, Landlord’s right, without additional charge to Tenant above the prevailing rate for Parking Spaces, to institute a valet or attendant-managed parking system).

(v)    Notwithstanding anything to the contrary contained herein, in connection with the exercise of Landlord’s rights pursuant to Section 2.2 below, Landlord shall have the right to relocate the Parking Spaces from time to time (but in no event for more than two (2) years in any instance) to other property owned or controlled by Landlord or its affiliates, so long as such other property is within 500 feet of the Land. Landlord hereby agrees that the number of Parking Spaces relocated pursuant to the previous sentence shall not exceed Tenant’s Parking Share of the total number of parking spaces relocated (for purposes of this Section 1.4(b), “Tenant’s Parking Share” shall mean a fraction, the numerator of which is the number of Parking Spaces allocated to Tenant pursuant to this Section 1.4(b) and the denominator of which is the total number of parking spaces in the garage/surface lots serving the Building on the Execution Date). Notwithstanding anything to the contrary contained herein, if Landlord elects to relocate any of Tenant’s Parking Spaces, then Tenant shall have the right, by written notice to Landlord delivered on or before the date that Landlord notifies Tenant that such Parking Spaces are being relocated back to the Property, to permanently terminate Tenant’s rights with respect to all or any portion of the relocated Parking Spaces, which termination shall be effective as of the last day of the next following full calendar month after such notice from Tenant.

(c)    Use of Riser Space. During the Term, Landlord grants to Tenant a non-exclusive revocable license to use a portion (specified by Landlord) of the Building risers (“Pathways”) for the installation, maintenance, operation, replacement and/or removal at Tenant’s sole expense of certain cables, conduits, innerducts and connecting hardware approved by Landlord (any such cables, conduits, innerducts and connecting hardware installed within the Communications Pathways, as the same may be modified, altered or replaced during the Term, are collectively referred to herein as the “Cables”). Any such installation must be performed in accordance with the terms of Section 11 below. With respect to each Cable placed in the Pathways, Tenant shall label such Cable (at the floor of the Building where the Cable originates and the floor where such Cable terminates and at each access point in between at which such Cable is pulled) with identification information as required by Landlord. Landlord makes no warranties or representations to Tenant as to the suitability of the Pathways for the installation and operation of the Cables and Tenant hereby accepts the same in their as is, where is condition with all faults on the date hereof. In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation of the Cables interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, upon the expiration of a 24-hour period during which Tenant may attempt to correct any such interference, cease all further operation of the Cables other than testing reasonably necessary to remedy such interference, which testing shall occur after normal business hours. Landlord may, in its sole and absolute discretion, require Tenant, at Tenant’s sole expense, to relocate within, on or in the Building any or all of the Cables within ninety (90) days of such request. In addition, if Landlord so elects, the same may be accomplished, at Landlord’s sole expense, upon thirty (30) days’ notice. Tenant is expressly forbidden to serve other tenants or occupants of the Building, to serve any locations outside the Building, or to resell any communications services without the prior written consent of Landlord, which consent may be granted in Landlord’s sole discretion. If Tenant attempts to resell, license, lease or otherwise provide use of the Pathways or Cables to any person other than as permitted hereunder without Landlord’s prior written consent, then Tenant’s rights to use the Pathways shall immediately cease, Landlord shall have the right to disconnect power to the Cables and Tenant shall remove the Cables from the Pathways and restore the Building to its condition prior to the installation thereof, all at Tenant’s sole expense. Tenant’s rights under this Section 1.4(c) are personal to Tenant and may not be assigned or otherwise transferred to any party. Upon the expiration or earlier termination of this license, Tenant shall remove the Cables from the Pathways and restore the Building to its condition immediately prior to the installation thereof, which obligations shall survive the expiration or earlier termination of this Lease. Landlord may terminate this license if there is an Event of Default under the Lease. In addition, Landlord may, upon written notice (which notice shall not be required in the event of an emergency), suspend this license and/or relocate the Cables in the event of any repair or construction affecting the Pathways, provided, however, after the completion of such repair and/or construction, this license shall be reinstated with such reasonable modifications as Landlord may require to ensure consistency with the new use of the Pathways. Subject to earlier termination pursuant to the provisions of this Section 1.4(c), this license shall be coterminous with the Lease.

1.5    Tenant’s Access. From and after the Term Commencement Date and until the end of the Term, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, subject to Legal Requirements, the Rules and Regulations, the terms of this Lease and matters of record.

1.6    Exclusions. The following are expressly excluded from the Premises and reserved to Landlord: all the perimeter walls of the Premises (except the inner surfaces thereof), the Common Areas, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, wires and appurtenant fixtures, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use of all of the foregoing, except as expressly permitted pursuant to Section 1.4(a) above.

1.7    Termination Option. Notwithstanding anything to the contrary contained herein, provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default (i) as of the date of Tenant’s Termination Notice (hereinafter defined), nor (ii) as of the Early Expiration Date (hereinafter defined) (it being understood and agreed that if Tenant shall cure any default within applicable notice and/or cure periods, then Tenant shall thereafter be entitled to exercise such option), Tenant shall have a one-time option, exercisable by at least twelve (12) months’ advance written notice to Landlord (“Tenant’s Termination Notice”) to terminate this Lease. For purposes hereof, the “Early Expiration Date” shall mean the date specified in Tenant’s Termination Notice, it being understood and agreed that in no event shall such date occur prior to the last day of the seventh (7th) Rent Year.

(b)    Simultaneously with the delivery of Tenant’s Termination Notice, Tenant shall pay to Landlord, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment, all of Landlord’s unamortized costs and expenses as of the Early Expiration Date (including without limitation Landlord’s Contribution, the Space Plan Allowance, broker’s commissions, and legal fees) incurred by Landlord in connection with this Lease (the amount of such unamortized costs is hereinafter referred to as the “Termination Payment”). The amount of the Termination Payment applicable to each month beginning with the first month of the eighth (8th) Rent Year through the Expiration Date is set forth on Exhibit 8 attached hereto and made a part hereof.

(c)    Provided Tenant complies with the notice and payment requirements of this Section 1.7, this Lease shall terminate as of the Early Expiration Date, and all Rent shall be apportioned as of the Early Expiration Date. It is expressly understood and agreed that this Lease shall not be terminated and shall continue in full force and effect in accordance with its terms if Tenant does not comply with the notice and payment obligations set forth in this Section 1.7.

2.	RIGHTS RESERVED TO LANDLORD

2.1    Additions and Alterations. Landlord reserves the right, at any time and from time to time, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Building and the parking areas serving the Building (including the Premises but, with respect to the Premises, only for purposes of repairs, maintenance, replacements and other rights expressly reserved to Landlord herein) and the fixtures and equipment therein, as well as in or to the street entrances and/or the

Common Areas, as it may deem necessary or desirable, provided, however, that there be no material obstruction of access to, or material interference with the use and enjoyment of, the Premises by Tenant Subject to the foregoing, Landlord expressly reserves the right to temporarily close all, or any portion, of the Common Areas for the purpose of making repairs or changes thereto.

2.2    Additions to the Property. Landlord may at any time or from time to time construct additional improvements in all or any part of the Property (hereinafter defined), including, without limitation, adding additional buildings or changing the location or arrangement of any improvement in or on the Property or all or any part of the common areas thereof, or add or deduct any land to or from the Property; provided that there shall be no material increase in Tenant’s obligations or material interference with Tenant’s rights under this Lease in connection with the exercise of the foregoing reserved rights.

2.3    Name and Address of Building. Landlord reserves the right at any time and from time to time to change the name or address of the Building and/or the Property, provided Landlord gives Tenant at least three (3) months’ prior written notice thereof. Within thirty (30) days after receipt of a reasonably detailed invoice, Landlord shall reimburse Tenant for up to $5,000 of the reasonable out-of-pocket costs incurred by Tenant in connection with any such change.

2.4    Landlord’s Access. Subject to the terms hereof, Tenant shall (a) upon as much advance notice as is practical under the circumstances, and in any event at least twenty-four (24) hours’ prior written notice (except that no notice shall be required in emergency situations), permit Landlord and any holder of a Mortgage (hereinafter defined) (each such holder, a “Mortgagee”), and their agents, employees and contractors, to have access to and to enter upon the Premises at all reasonable hours for the purposes of inspection, making repairs, replacements or improvements in or to the Premises or the Building or equipment therein (including, without limitation, sanitary, electrical, heating, air conditioning or other systems), complying with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions and orders and requirements of all public authorities (collectively, “Legal Requirements”), or exercising any right reserved to Landlord under this Lease (including without limitation the right to take upon or through, or to keep and store within the Premises all necessary materials, tools and equipment); and (b) permit Landlord and its agents and employees, at reasonable times, upon reasonable advance notice, to show the Premises during normal business hours (i.e. Monday – Friday 8 A.M. - 8 P.M., Saturday 8 A.M. - 3 P.M., excluding holidays) to any prospective Mortgagee or purchaser of the Building and/or the Property or of the interest of Landlord therein, and, during the last twelve (12) months of the Term, prospective tenants. The parties agree and acknowledge that, despite reasonable and customary precautions (which Landlord agrees it shall exercise), any property or equipment in the Premises of a delicate, fragile or vulnerable nature may nevertheless be damaged in the course of cleaning and maintenance services being performed. Accordingly, Tenant shall take reasonable protective precautions with unusually fragile, vulnerable or sensitive property and equipment. Tenant shall have the right to have its representative present during any access by Landlord, Mortgagee or other agents, employees or contractors pursuant to this Section 2.4.

2.5    Pipes, Ducts and Conduits. Tenant shall permit Landlord to erect, use, maintain and relocate pipes, ducts and conduits in and through the Premises, provided the same do not materially reduce the floor area or materially adversely affect the appearance thereof.

2.6    Minimize Interference. Except in the event of an emergency, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 2.

3.	CONDITION OF PREMISES; CONSTRUCTION.

3.1     Condition of Premises. Subject to Landlord’s obligation to deliver the Premises to Tenant in the condition described in Exhibit 3 attached hereto and made a part hereof, Tenant acknowledges and agrees that Tenant is leasing the Premises in their “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties, express or implied, in fact or by law, of any kind, and without recourse to Landlord.

3.2     Tenant’s Work.

(a)    Tenant’s Plans. In connection with the performance of the work necessary to prepare the Premises for Tenant’s occupancy and business operations, including without limitation, the construction of a corridor within the Premises and the installation of all furniture and fixtures (“Tenant’s Work”), Tenant shall submit to Landlord for Landlord’s approval (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, HVAC and MEP engineers and general contractor, Landlord hereby pre-approving AHA Consulting Engineers (“AHA”) as the MEP engineer (and if AHA is not selected by Tenant, Landlord reserves the right to require that Tenant use a MEP engineer selected by Landlord); (ii) a set of design/ development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/ Development Plans”), and (iii) a full set of construction drawings (“Final Construction Drawings”) for Tenant’s Work. The Design/ Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.” Landlord’s approval of the architect, HVAC and MEP engineers and general contractor shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval of the Design/Development Plans (and the Final Construction Drawings, provided that the Final Construction Drawings are consistent with the Design/Development Plans), shall not be unreasonably withheld, conditioned or delayed provided the Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property. Landlord’s approval is solely given for the benefit of Landlord and Tenant under this Section 3.4(a) and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever. Landlord agrees to respond to any request for approval of the Plans within twenty (20) business days after receipt thereof.

(b)    Landlord Delay. A “Landlord Delay” shall be defined as any act or omission by Landlord or any agent, employee, consultant, contractor or subcontractor of Landlord which causes an actual delay in the completion of Tenant’s Work. Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to correct the Landlord Delay specified in the Landlord Delay Notice within forty-eight (48) hours following receipt thereof. No period of time prior to expiration of such 48-hour period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

(c)    Completion of Tenant’s Work. Tenant shall Substantially Complete (hereinafter defined) Tenant’s Work on or before the date that is eighteen (18) months after the Term Commencement Date (the “Outside Tenant Work Completion Date”), provided that if Tenant is delayed in the performance of Tenant’s Work by reason of a Landlord Delay or other causes beyond Tenant’s reasonable control, the Outside Tenant Work Completion Date shall be extended by the period of time which Tenant is so delayed. For purposes hereof, Tenant’s Work shall be deemed “Substantially Complete” and “Substantial Completion” shall be deemed to have occurred if Tenant has obtained a certificate of occupancy from the City of Cambridge, Massachusetts.

(d)    Cost of Tenant’s Work; Priority of Work. Except for Landlord’s Contribution (hereinafter defined) and the Space Plan Allowance (hereinafter defined), all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of this Lease (including, without limitation, Section 11). Tenant shall pay to Landlord, as additional rent, within thirty (30) days after demand, any reasonable out-of-pocket costs or expenses incurred by Landlord (which shall be reasonably based on Tenant’s usage) for the use of elevators and/or hoisting in connection with the performance of Tenant’s Work. In addition, Tenant shall pay to Landlord, as additional rent, within thirty (30) days after demand, any out of pocket costs and expenses incurred by Landlord in connection with the review and/or approval of Tenant’s Plans. Landlord shall notify Tenant in advance if Landlord will engage third parties in connection with such review and/or approval

3.3     Landlord’s Contribution.

(a)    Amount. As an inducement to Tenant’s entering into this Lease, Landlord shall, subject to Section 3.3(c) below and the last sentence of this Section 3.3(a), provide to Tenant a special tenant improvement allowance equal to One Million Five Hundred Thousand Eighty Dollars ($1,500,080.00) (“Landlord’s Contribution”) to be used by Tenant solely for costs incurred by Tenant for Tenant’s Work (except as expressly set forth in Section 3.3(c) below). For the purposes hereof, the cost to be so reimbursed by Landlord shall not include: (i) the cost of any of Tenant’s Property (hereinafter defined) other than the cost of telephone or data wiring, including without limitation telecommunications and computer equipment, any de-mountable decorations, artwork and partitions (other than floor to ceiling “moveable” walls), signs, and trade fixtures, (ii) the cost of any fixtures or Alterations that will be removed at the end of the Term, (iii) any fees paid to Tenant or any Affiliate, and (iv) any so-called “soft costs” other than the cost of Tenant’s Plans. Furthermore, in the event that Tenant does not build out all of the Premises on or before the Outside Requisition Date (hereinafter defined), Landlord’s Contribution shall be limited to a maximum of Seventy-five and 00/100 Dollars ($75.00) per rentable square foot of the Premises actually built out by Tenant as of the Outside Requisition Date.

(b)    Requisitions. Subject to Section 3.3(c) below, Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted. “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total contract price for Tenant’s Work for the Premises (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant). A “requisition” shall mean written documentation (including, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, or Vice President of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition. Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within thirty (30) days following payment of Landlord’s Contribution with respect to such first requisition. Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof. Tenant shall submit requisition (s) no more often than monthly.

(c)    Notwithstanding anything to the contrary herein contained: (i) Landlord shall have no obligation to advance funds on account of Landlord’s Contribution more than once per month; (ii) If Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors; (iii) Landlord shall have no obligation to pay any portion of Landlord’s Contribution with respect to any requisition submitted after the date (the “Outside Requisition Date”) which, subject to Landlord Delays, is the earlier of: (A) three (3) months after the completion of Tenant’s Work, or (B) eighteen (18) months after the Term Commencement Date; provided, however, that (1) if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute, and (2) Tenant shall have the right to submit, after the Outside Requisition Date but in no event later than the fifth (5th) anniversary of the Term Commencement Date, time being of the essence, requisitions for up to Three Hundred Forty Thousand Dollars ($340,000) of Landlord’s Contribution to pay for the costs of Alterations other than Tenant’s Work performed in accordance with Section 11 below; (iv) Tenant shall not be entitled to any unused portion of Landlord’s Contribution; (v) Landlord’s obligation to pay any portion of Landlord’s Contribution shall be conditioned upon there existing no default by Tenant in its obligations under this Lease at the time that Landlord would otherwise be required to make such payment; and (vi) In addition to all other requirements hereof, Landlord’s obligation to pay the final requisition of Landlord’s Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work.

3.4    Space Plan Allowance. In addition to Landlord’s Contribution, and as a further inducement to Tenant’s entering into this Lease, Landlord shall, subject to this Section 3.4, provide to Tenant a special tenant improvement allowance equal to no more than Two Thousand Eight Hundred Twelve and 65/100 Dollars ($2,812.65) (the “Space Plan Allowance”) to be used by Tenant solely for costs incurred by Tenant for preparation of an initial space plan for all of the Premises. Provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Landlord shall pay the Space Plan Allowance to Tenant within thirty (30) days after receipt of a reasonably detailed invoice therefor, which invoice must be delivered to Landlord on or before the Outside Requisition Date. Tenant shall not be entitled to any unused portion of the Space Plan Allowance.

4.    USE OF PREMISES

4.1    Permitted Uses. During the Term, Tenant shall use the Premises only for the Permitted Uses and for no other purposes. Service and utility areas (whether or not a part of the Premises) shall be used only for the particular purpose for which they are designed.

4.2    Prohibited Uses

(a)    Notwithstanding any other provision of this Lease, Tenant shall not use the Premises or the Building, or any part thereof, or suffer or permit the use or occupancy of the Premises or the Building or any part thereof by Tenant, its Portfolio Companies, and/or their agents, servants, employees, consultants, contractors, subcontractors, licensees and/or subtenants (collectively with Tenant, the “Tenant Parties”) (i) in a manner which would violate any of the covenants, agreements, terms, provisions and conditions of this Lease or otherwise applicable to or binding upon the Premises; (ii) for any unlawful purposes or in any unlawful manner; (iii) which, in the reasonable judgment of Landlord (taking into account the use of the Building as a combination office and retail building and the Permitted Uses) shall (a) impair the appearance or reputation of the Building; (b) impair, interfere with or otherwise diminish the quality of any of the Building services or the proper and economic heating, cleaning, ventilating, air conditioning or other servicing of the Building or Premises, or the use or occupancy of any of the Common Areas; (c) occasion discomfort, inconvenience or annoyance in any material respect, or cause any injury or damage to any occupants of the Premises or other tenants or occupants of the Building or their property; or (d) cause harmful air emissions or any unusual or other objectionable odors, noises or emissions to emanate from the Premises; (iv) in a manner which is inconsistent with the operation and/or maintenance of the Building as a first-class combination office and retail facility; (v) for any fermentation processes whatsoever; or (vi) in a manner which shall increase such insurance rates on the Building or on property located therein over that applicable when Tenant first took occupancy of the Premises hereunder.

(b)    With respect to the use and occupancy of the Premises and the Common Areas, Tenant will not: (i) place or maintain any signage (except as permitted by Section 12 below), trash, refuse or other articles in any vestibule or entry of the Premises, on the footwalks or corridors adjacent thereto or elsewhere on the exterior of the Premises, nor obstruct any driveway, corridor, footwalk, parking area, mall or any other Common Areas; (ii) permit undue accumulations of or burn garbage, trash, rubbish or other refuse within or without the Premises; (iii) permit the parking of vehicles so as to interfere with the use of any driveway, corridor, footwalk, parking area, or other Common Areas; (iv) receive or ship articles of any kind outside of those areas reasonably designated by Landlord; (v) conduct or permit to be conducted any auction, going out of business sale, bankruptcy sale (unless directed by court order), or other similar type sale in or connected with the Premises; (vi) use the name of the Building, the Property, Landlord, or any of Landlord’s affiliates or subsidiaries or any photograph, film, drawing, or other depiction or representation of the Building and/or the Property or any part thereof, which contains signage or distinctive architectural characteristics that cause the scene photographed, filmed, drawn, depicted, or represented to be identifiable as being the Building and/or the Property, in any publicity, promotion, trailer, press release, advertising, printed, or display materials without Landlord’s prior written consent; or (vii) except in connection with Tenant’s Work and/or Alterations (hereinafter defined) approved by Landlord, cause or permit any hole to be drilled or made in any part of the Building.

5.    RENT; ADDITIONAL RENT

5.1    Base Rent. During the Term, Tenant shall pay to Landlord Base Rent in equal monthly installments, in advance and without demand on the first day of each month for and with respect to such month. Unless otherwise expressly provided herein, the payment of Base Rent, additional rent and other charges reserved and covenanted to be paid under this Lease with respect to the Premises (collectively, “Rent”) shall commence on the Rent Commencement Date, and shall be prorated for any partial months. Rent shall be payable to Landlord or, if Landlord shall so direct in writing, to Landlord’s agent or nominee, in lawful money of the United States which shall be legal tender for payment of all debts and dues, public and private, at the time of payment.

5.2    Operating Costs.

(a)    “Building Operating Costs” shall mean all reasonable costs incurred and expenditures of whatever nature made by Landlord in the operation and management of the Building or allocated to the Building, including without limitation any costs for utilities supplied to the Common Areas of the Building, and any costs for repair and replacements, cleaning and maintenance of the Common Areas of the Building, related equipment, facilities and appurtenances and HVAC equipment. For costs and expenditures made by Landlord in connection with the operation, management, repair, replacement, maintenance and insurance of the Building as a whole, Landlord shall make a reasonable allocation thereof between the retail and non-retail portions of the Building, if applicable. Building Operating Costs shall not include Excluded Costs (hereinafter defined).

(b)    “Property Operating Costs” shall mean all reasonable costs incurred and expenditures of whatever nature made in the operation, management, repair, replacement, maintenance and insurance of the Building and the parking areas serving the Building (collectively, the “Property”), including without limitation a commercially reasonable management fee paid to Landlord’s property manager not to exceed one and three-quarters percent (1 3⁄4%) of gross revenues from the Property, the costs of Landlord’s management office for the Property, the cost of operating any amenities in the Property available to all tenants of the Property and any subsidy provided by Landlord for or with respect to any such amenity. To the extent that a cost included in Property Operating Costs is also allocable to property other than the Property, such cost shall be equitably allocated to each parcel of property which benefits from such cost. Property Operating Costs shall not include Excluded Costs.

(c)    “Excluded Costs” shall be defined as (i) any Mortgage charges (including interest, principal, points and fees, and ground rent); (ii) costs in connection with leasing space in the Building, including advertising, brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; (iii) salaries of executives and owners or other employees not directly employed in the management/operation of the Property; (iv) the cost of work done by Landlord for or on behalf of a particular tenant; (v) subject to Subsection 5.2(i) below, such portion of expenditures as are not properly chargeable against income; (vi) the costs of any contributions made by Landlord to any tenant of the Property in connection with the build-out of its premises; (vii) franchise or income taxes imposed on Landlord or Taxes; (viii) costs paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs or for which Tenant is separately metered; (ix) increases in premiums for insurance when such increase is caused by the use of the Building by Landlord or any other tenant of the Building; (x) maintenance and repair of capital items not a part of the Property; (xi) depreciation of the Building; (xii) costs relating to maintaining Landlord’s existence as a corporation, partnership or other entity; (xiii) advertising and other fees and costs incurred in procuring tenants; (xiv) the cost of any items for which Landlord is reimbursed by insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts; (xv) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants; (xvi) costs incurred in connection with the sale, financing or refinancing of the Building; (xvii) fines, interest and penalties incurred due to the late payment of Taxes or Operating Costs; (xviii) costs of any building additions to or expansions of the Property or the Building; (xix) amounts paid to subsidiaries or affiliates of Landlord for goods and/or services rendered to the Property to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xx) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased, to the extent that such payments exceed the amount which could have been included in Operating Costs had Landlord purchased such equipment rather than leasing such equipment; (xxi) charitable or political contributions; (xxii) replacement or contingency reserves or any bad debt loss, rent loss or reserves for bad debts or rent loss; (xxiii) costs associated with retail leases at the Property to the extent such cost would exceed that of an office tenant; (xxiv) the cost of testing, remediation or removal, transportation or storage of Hazardous Materials (hereinafter defined) in the Building or on the Property required by Environmental Laws (hereinafter defined), provided however, that with respect to the testing, remediation or removal of (A) any material or substance located in the Building on the Execution Date and which, as of the Execution Date, is not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, and (B) any material or substance located in the Building after the Execution Date and which, when placed in the Building, was not considered, as a matter of law, to be a Hazardous Material, but which is subsequently determined to be a Hazardous Material as a matter of law, the costs thereof may be included in Operating Costs, subject, however, to Section 5.2(i), to the extent that such cost is treated as a capital expenditure; or (xxv) costs to make improvements, alterations, additions or replacements to the Property which are required in order to render the same in compliance with Legal Requirements in effect as of the Execution Date.

(d)    “Capital Interest Rate” shall be defined as an annual rate of either one percentage point over the AA Bond rate (Standard & Poor’s corporate composite or, if unavailable, its equivalent) as reported in the financial press at the time the capital expenditure is made or, if the capital item is acquired through third party financing, then the actual (including fluctuating) rate paid by Landlord in financing the acquisition of such capital item.

(e)    “Annual Charge Off” shall be defined as the annual amount of principal and interest payments which would be required to repay a loan (“Capital Loan”) in equal monthly installments over the Useful Life (hereinafter defined), of the capital item in question on a direct reduction basis at an annual interest rate equal to the Capital Interest Rate, where the initial principal balance is the cost of the capital item in question.

(f)    “Useful Life” shall be reasonably determined by Landlord in accordance with sound accounting principles and practices consistently applied. Notwithstanding the foregoing, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Building Operating Costs and/or Property Operating Costs including, without limitation, energy related costs, and that such annual projected savings will exceed the Annual Charge Off of Capital Expenditures computed as aforesaid, then and in such event, the Annual Charge Off shall be determined based upon a Useful Life which would cause the principal and interest payments in a full repayment of the Capital Loan in question to equal the amount of projected savings of such Useful Life.

(g)    Payment of Operating, Costs. If, with respect to any fiscal year in which occurs any part of the Term (an “Operating Year”) during the Term after the Operating Costs Base Year, Building Operating Costs exceeds the Building Operating Costs for the Operating Costs Base Year, then Tenant shall pay to Landlord, as additional rent, Tenant’s Building Share of such excess (the “Building Operating Costs Excess”). If, with respect to any Operating Year during the Term after the Operating Costs Base Year, Property Operating Costs exceeds the Property Operating Costs for the Operating Costs Base Year, then Tenant shall pay to Landlord, as additional rent, Tenant’s Property Share of such excess (the “Property Operating Costs Excess” and together with Building Operating Costs Excess, the “Operating Costs Excess”). Landlord shall make a good faith estimate of the Operating Costs Excess for any Operating Year or part thereof during the term, and Tenant shall pay to Landlord, on the first (1st) day of each subsequent calendar month, an amount equal to Tenant’s Building Share of the Building Operating Costs Excess and Tenant’s Property Share of the Property Operating Costs Excess (collectively, “Tenant’s Share of the Operating Costs Excess”) for such Operating Year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of the Operating Costs Excess and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of the Operating Costs Excess shall be appropriately adjusted in accordance with the estimations so that, by the end of the fiscal year in question, Tenant shall have paid all of Tenant’s Share of the Operating Costs Excess as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when the actual Operating Costs Excess is available for each Operating Year.

(h)    Annual Reconciliation. Landlord shall, within one hundred twenty (120) days after the end of each Operating Year, deliver to Tenant a reasonably detailed statement of the actual amount of Building Operating Costs and Property Operating Costs for such Operating Year (“Year End Statement”). Failure of Landlord to provide the Year End Statement within the time prescribed shall not relieve Tenant from its obligations hereunder. If the total of such monthly remittances on account of any Operating Year is greater than Tenant’s Share of the Operating Costs Excess actually incurred for such Operating Year, then, provided there is no Event of Default nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord (it being understood and agreed that if Tenant shall cure any default within applicable notice and/or cure periods, then Tenant shall thereafter be entitled to take such credit or receive such refund, as applicable). If the total of such remittances is less than Tenant’s Share of the Operating Costs Excess actually incurred for such Operating Year, Tenant shall pay the difference to Landlord, as additional rent hereunder, within thirty (30) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate of the Operating Costs Excess for the next Operating Year shall be based upon the Operating Costs Excess actually incurred for the prior Operating Year as reflected in the Year-End Statement plus a reasonable adjustment based upon estimated increases in Building Operating Costs and/or Property Operating Costs. The provisions of this Section 5.2(h) shall survive the expiration or earlier termination of this Lease.

(i)    Capital Expenditures. If, during the Term, Landlord shall replace any capital items or make any capital expenditures (collectively, “Capital Expenditures”) the total amount of which (net of any warranty claims) is not properly includable in Building Operating Costs and/or Property Operating Costs for the Operating Year in which they were made, in accordance with sound accounting principles and practices consistently applied in effect at the time of such replacement, there shall nevertheless be included in such Building Operating Costs and/or Property Operating Costs (and in Building Operating Costs and/or Property Operating Costs for each succeeding Operating Year) the amount, if any, by which the Annual Charge Off (determined as hereinafter provided) of such Capital Expenditure (less insurance proceeds, if any, collected by Landlord by reason of damage to, or destruction of the capital item being replaced) exceeds the Annual Charge Off of the Capital Expenditure for the item being replaced. If a new capital item is acquired which does not replace another capital item, and such new capital item being acquired is either (i) required by any Legal Requirements enacted after the Execution Date or (ii) reasonably projected to reduce Building Operating Costs and/or Property Operating Costs, then (there shall be included in Building Operating Costs and/or Property Operating Costs for each Operating Year in which and after such capital expenditure is made the Annual Charge Off of such capital expenditure.

(j)    Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of an Operating Year, Tenant shall be liable for only that portion of the Building Operating Costs and Property Operating Costs with respect to such Operating Year within the Term.

(k)    Gross-Up. If, during any Operating Year, less than all of the Building is occupied by tenants or if Landlord was not supplying all tenants with the services being supplied to Tenant hereunder, actual Operating Costs incurred shall be reasonably extrapolated by Landlord on an item-by-item basis to the reasonable Operating Costs that would have been incurred if the Building was 95% occupied and such services were being supplied to all tenants, and such extrapolated Operating Costs shall, for all purposes hereof, be deemed to be the Operating Costs for such Operating Year. It is not the intent of this provision to permit Landlord to charge Tenant for any Operating Costs attributable to unoccupied space, or to seek reimbursement from Tenant for costs Landlord never incurred. Rather, the intent of this provision is to allow Landlord to recover only those increases in Operating Costs properly attributable to occupied space in the Building and this provision is designed to calculate the actual cost of providing a variable operating cost service to the portions of the Building receiving such service. This “gross-up” treatment shall be applied only with respect to variable Operating Costs arising from services provided to Common Areas or to space in the Building being occupied by lessees (which services are not provided to vacant space or may be provided only to some lessees) in order to allocate equitably such variable Operating Costs to the occupants receiving the benefits thereof.

(l)    Audit Right. Provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default (it being understood and agreed that if Tenant shall cure any default within applicable notice and/or cure periods, then Tenant shall thereafter be entitled to conduct such inspection or audit)), Tenant may, upon at least sixty (60) days’ prior written notice, inspect or audit Landlord’s records relating to Building Operating Costs and/or Property Operating Costs for any periods of time within the previous fiscal year before the audit or inspection. However, no audit or inspection shall extend to periods of time before the Operating Costs Base Year. If Tenant fails to object to the calculation of Tenant’s Share of the Operating Costs Excess on the Year-End Statement within one hundred twenty (120) days after such statement has been delivered to Tenant and/or fails to complete any such audit or inspection within one hundred eighty (180) days after receipt of the Year End Statement, then Tenant shall be deemed to have waived its right to object to the calculation of Tenant’s Share of the Operating Costs Excess for the year in question and the calculation thereof as set forth on such statement shall be final. Tenant’s audit or inspection shall be conducted only at Landlord’s offices or the offices of Landlord’s property manager during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection; provided, however, that if such audit discloses that Tenant has been overcharged by more than five percent (5%), Landlord shall reimburse Tenant for up to $5,000 of Tenant’s reasonable out-of pocket costs incurred in connection with such audit. Tenant may not conduct an inspection or have an audit performed more than once during any fiscal year. If such inspection or audit reveals that an error was made in the calculation of Tenant’s Share of the Operating Costs Excess previously charged to Tenant, then, provided no Event of Default has occurred nor an event which, with the passage of time and/or the giving of notice would constitute an Event of Default (it being understood and agreed that if Tenant shall cure any default within applicable notice and/or cure periods, then Tenant shall thereafter be entitled to such credit or refund, as applicable), Tenant may credit the difference against the next installment of additional rent on account of Operating Costs due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If such inspection or audit reveals an underpayment by Tenant, then Tenant shall pay to Landlord, as additional rent hereunder, any underpayment of any such costs, as the case may be, within thirty (30) days after receipt of an invoice therefor. Tenant shall maintain the results of any such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (A) reasonably acceptable to Landlord, (B) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection, and (C) which executes Landlord’s standard confidentiality agreement whereby it shall agree to maintain the results of such audit or inspection confidential. The provisions of this Section 5.2(1) shall survive the expiration or earlier termination of this Lease.

5.3     Taxes.

(a)    “Taxes” shall mean the real estate taxes and other taxes, levies and assessments imposed upon the Property, and upon any personal property of Landlord used in the operation thereof, or on Landlord’s interest therein or such personal property (provided that to the extent the Property is not a separate tax parcel, such amounts shall be allocated among the buildings located on the tax parcel of which the Property is a part and shall be based on the assessor’s records or, if the records do not provide a separate allocation, based on square footage of the buildings in question unless Landlord reasonably determines that such allocation should be made on another basis); charges, fees and assessments for transit, housing, police, fire or other services or purported benefits to the Property, including without limitation community preservation assessments; service or user payments in lieu of taxes; and any and all other taxes, levies, betterments, assessments and charges arising from the ownership, leasing, operation, use or occupancy of the Property or based upon rentals derived therefrom, which are or shall be imposed by federal, state, county, municipal or other governmental authorities. Taxes shall not include any inheritance, estate, succession, gift, franchise, rental, income or profit tax, capital stock tax, capital levy or excise, or any income taxes arising out of or related to the ownership and operation of the Property, provided, however, that any of the same and any other tax, excise, fee, levy, charge or assessment, however described, that may in the future be levied or assessed as a substitute for or an addition to, in whole or in part, any tax, levy or assessment which would otherwise constitute Taxes, whether or not now customary or in the contemplation of the parties on the Execution Date of this Lease, shall constitute Taxes, but only to the extent calculated as if the Property were the only real estate owned by Landlord. “Taxes” shall also include reasonable expenses (including without limitation legal and consultant fees) of tax abatement or other proceedings contesting assessments or levies.

(b)    “Tax Period” shall be any fiscal/tax period in respect of which Taxes are due and payable to the appropriate governmental taxing authority (i.e., as mandated by the governmental taxing authority), any portion of which period occurs during the Term of this Lease.

(c)    Payment of Taxes. If, with respect to any Tax Period during the Term after the Tax Base Year, the aggregate amount of Taxes exceeds the Taxes for the Tax Base Year, Tenant shall pay to Landlord, as additional rent, Tenant’s Property Share of such excess (the “Tax Excess”). Landlord may make a good faith estimate of the Taxes to be due by Tenant for any Tax Period or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Property Share of the Tax Excess for such Tax Period or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Property Share of the Tax Excess and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Property Share of the Tax Excess shall be appropriately adjusted in accordance with, the estimations so that, by the end of the Tax Period in question, Tenant shall have paid all of Tenant’s Property Share of the Tax Excess as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Taxes are available for each Tax Period. If the total of such monthly remittances is greater than Tenant’s Property Share of the Tax Excess actually due for such Tax Period, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of additional rent on account of Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Property Share of the Tax Excess actually due for such Tax Period, Tenant shall pay the difference to Landlord, as additional rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Period shall be based upon the actual Tax Excess attributable to the Property for the prior Tax Period plus a reasonable adjustment based upon estimated increases in Taxes. In the event that Payments in Lieu of Taxes (“PILOT”), instead of or in addition to Taxes, are separately assessed to certain portions of the Property including the Premises, Tenant agrees, except as otherwise expressly provided herein to the contrary, to pay to Landlord, as additional rent, the excess of the portion of such PILOT attributable to the Premises over the Tax Base Year in the same manner as provided above for the payment of Taxes. The provisions of this Section 5.3(c) shall survive the expiration or earlier termination of this Lease.

(d)    Effect of Abatements. Appropriate credit against Taxes or PILOT shall be given for any refund obtained by reason of a reduction in any Taxes by the assessors or the administrative, judicial or other governmental agency responsible therefor after deduction of Landlord’s expenditures for reasonable legal fees and for other reasonable expenses incurred in obtaining the Tax or PILOT refund.

(e)    Part Years. If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion if the Taxes, as the case may be, with respect to such Tax Period within the Term.

5.4     Late Payments.

(a)    Any payment of Rent due hereunder not paid when due shall bear interest for each month or- fraction thereof from the due date until paid in full at the annual rate of twelve percent (12%), or at any applicable lesser maximum legally permissible rate for debts of this nature (the “Default Rate”).

(b)    Additionally, if Tenant fails to make any payment within ten (10) days after the due date therefor, Landlord may charge Tenant a fee, which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) for each such late payment; provided, however, if Tenant fails to make two (2) or more payments within ten (10) days after the due dates therefor within any twelve (12) month period, then Landlord may charge a fee, which shall constitute liquidated damages, equal to One Thousand and NO/100 Dollars ($1,000.00) with respect to any payment thereafter that is not paid within five (5) days after the due date therefor.

(c)    For each Tenant payment check to Landlord that is returned by a bank for any reason, Tenant shall pay a returned check charge equal to the amount as shall be customarily charged by Landlord’s bank at the time.

(d)    Money paid by Tenant to Landlord shall be applied to Tenant’s account in the following order: first, to any unpaid additional rent, including without limitation late charges, returned check charges, legal fees and/or court costs chargeable to Tenant hereunder; and then to unpaid Base Rent.

(e)    The parties agree that the late charge referenced in Section 5.4(b) represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect.

5.5     No Offset; Independent Covenants; Waiver. Rent shall be paid without notice or demand, and without setoff, counterclaim, defense, abatement, suspension, deferment, reduction or deduction, except as expressly provided herein. TENANT WAIVES ALL RIGHTS (I) TO ANY ABATEMENT, SUSPENSION, DEFERMENT, REDUCTION OR DEDUCTION OF OR FROM RENT, AND (II) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, EXCEPT AS EXPRESSLY PROVIDED HEREIN. TENANT HEREBY ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL BE SEPARATE AND INDEPENDENT COVENANTS AND AGREEMENTS, THAT RENT SHALL CONTINUE TO BE PAYABLE IN ALL EVENTS AND THAT THE OBLIGATIONS OF TENANT HEREUNDER SHALL CONTINUE UNAFFECTED, UNLESS THE REQUIREMENT TO PAY OR PERFORM THE SAME SHALL HAVE BEEN TERMINATED PURSUANT TO AN EXPRESS PROVISION OF THIS LEASE. LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT THE INDEPENDENT NATURE OF THE OBLIGATIONS OF TENANT HEREUNDER REPRESENTS FAIR, REASONABLE, AND ACCEPTED COMMERCIAL PRACTICE WITH RESPECT TO THE TYPE OF PROPERTY SUBJECT TO THIS LEASE, AND THAT THIS AGREEMENT IS THE PRODUCT OF FREE AND INFORMED NEGOTIATION DURING WHICH BOTH LANDLORD AND TENANT WERE REPRESENTED BY COUNSEL SKILLED IN NEGOTIATING AND DRAFTING COMMERCIAL LEASES IN MASSACHUSETTS, AND THAT THE ACKNOWLEDGEMENTS AND AGREEMENTS CONTAINED HEREIN ARE MADE WITH FULL KNOWLEDGE OF THE HOLDING IN WESSON V. LEONE ENTERPRISES, INC., 437

MASS. 708 (2002). SUCH ACKNOWLEDGEMENTS, AGREEMENTS AND WAIVERS BY TENANT ARE A MATERIAL INDUCEMENT TO LANDLORD ENTERING INTO THIS LEASE.

5.6     Survival. Any obligations under this Section 5 which shall not have been paid at the expiration or earlier termination of the Term shall survive such expiration or earlier termination and shall be paid when and as the amount of same shall be determined and be due.

6.    INTENTIONALLY OMITTED.

7.    SECURITY DEPOSIT/LETTER OF CREDIT

7.1    Amount.

(a)    Contemporaneously with the execution of this Lease, Tenant shall deliver to Landlord either (i) cash in an amount specified in the Lease Summary Sheet (the “Cash Security Deposit”), which shall be held by Landlord in accordance with Section 7.5 below, or (ii) an irrevocable letter of credit which shall (a) be in the amount specified in the Lease Summary Sheet and otherwise in the form attached hereto as Exhibit 4; (b) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in Boston, Massachusetts (if Landlord so requires at the time of its approval thereof); and (c) be for a term of one (1) year, subject to extension in accordance with the terms hereof (the “Letter of Credit”). At any time during the Term, Tenant shall have the option of replacing any Cash Security Deposit with a Letter of Credit in an equivalent amount and otherwise meeting the requirements of this Section 7.

(b)    The Letter of Credit shall be held by Landlord, without liability for interest, as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease by the Tenant to be kept and performed during the Term. In no event shall the Letter of Credit be deemed to be a prepayment of Rent nor shall it be considered a measure of liquidated damages. Unless the Letter of Credit is automatically renewing, at least thirty (30) days prior to the maturity date of the Letter of Credit (or any replacement Letter of Credit), Tenant shall deliver to Landlord a replacement Letter of Credit which shall have a maturity date no earlier than the next anniversary of the Term Commencement Date or one (1) year from its date of delivery to Landlord, whichever is later.

7.2    Application of Proceeds of Letter of Credit. Upon an Event of Default, or if any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors (and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within sixty (60) days) or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding, Landlord at its sole option may draw down all or a part of the Letter of Credit. The balance of any Letter of Credit cash proceeds shall be held in accordance with Section 7.5 below. Should the entire Letter of Credit, or any portion thereof, be drawn down by Landlord, Tenant shall, upon the written demand of Landlord, deliver a replacement Letter of Credit in the amount drawn, and Tenant’s failure to do so within ten (10) days after receipt of such written demand shall constitute an additional Event of Default hereunder. The application of all or any part of the cash proceeds of the Letter of Credit to any obligation or default of Tenant under this Lease shall not deprive Landlord of any other rights or remedies Landlord may have nor shall such application by Landlord constitute a waiver by Landlord.

7.3    Transfer of Letter of Credit. In the event that Landlord transfers its interest in the Premises, Tenant shall upon notice from and at no cost to Landlord, deliver to Landlord an amendment to the Letter of Credit or a replacement Letter of Credit naming Landlord’s successor as the beneficiary thereof. If Tenant fails to deliver such amendment or replacement within thirty (30) days after written notice from Landlord, Landlord shall have the right to draw down the entire amount of the Letter of Credit and hold the proceeds thereof in accordance with Section 7.5 below.

7.4    Credit of Issuer of Letter of Credit. In event of a material adverse change in the financial position of any bank or institution which has issued the Letter of Credit or any replacement Letter of Credit hereunder, Landlord reserves the right to require that Tenant change the issuing bank or institution to another bank or institution reasonably approved by Landlord. Tenant shall, within fifteen (15) days after receipt of written notice from Landlord, which notice shall include the basis for Landlord’s reasonable belief that there has been a material adverse change in the financial position of the issuer of the Letter of Credit, replace the then-outstanding Letter of credit with a like Letter of Credit from another bank or institution approved by Landlord.

7.5    Security Deposit. Landlord shall hold the Cash Security Deposit and/or the balance of proceeds remaining after a draw on the Letter of Credit (each hereinafter referred to as the “Security Deposit”) as security for Tenant’s performance of all its Lease obligations. After an Event of Default, Landlord may apply the Security Deposit, or any part thereof, to Landlord’s damages without prejudice to any other Landlord remedy. Tenant shall have the right to deliver a replacement Letter of Credit in the form and amount required hereunder, and upon receipt of such replacement Letter of Credit, Landlord shall return the Security Deposit to Tenant. Landlord has no obligation to pay interest on the Security Deposit and may co-mingle the Security Deposit with Landlord’s funds. If Landlord conveys its interest under this Lease, the Security Deposit, or any part not applied previously, shall be turned over to the grantee in which case Tenant shall look solely to the grantee for the proper application and return of the Security Deposit.

7.6    Return of Security Deposit or Letter of Credit. Should Tenant comply with all of such terms, covenants and conditions and promptly pay all sums payable by Tenant to Landlord hereunder, the Security Deposit and/or Letter of Credit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within forty-five (45) days after the end of the Term, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any actual damage suffered by Landlord.

8.    INTENTIONALLY OMITTED.

9.    UTILITIES, HVAC; WASTE REMOVAL

9.1    Electricity. Commencing on the Term Commencement Date, Tenant shall pay all charges for electricity furnished to the Premises and/or any equipment exclusively serving the Premises as additional rent, based on applicable metering equipment. Landlord shall, at Landlord’s sole cost and expense but subject to reimbursement pursuant to Section 5.2 above, maintain and keep in good order, condition and repair any such metering equipment. Tenant shall pay the full amount of any charges attributable to such metering equipment on or before the due date therefor either to Landlord or directly to the supplier thereof, at Landlord’s election.

9.2    Water. The costs of water and sewer are included in Building Operating Costs.

9.3    Heat, Ventilating and Air Conditioning. Landlord shall provide to the Premises during normal business hours (as set forth in Section 2.4 above) (a) heat during the normal hearing season, and (b) air conditioning during the normal cooling season to maintain comfortable temperatures consistent with a first class office building and at all times between 68° and 74° Fahrenheit. Whenever the air conditioning systems are in operation, Tenant agrees to use reasonable efforts to lower and close the blinds or drapes when necessary because of the sun’s position, and to cooperate fully with Landlord with regard to, and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the air conditioning systems. Landlord shall use reasonable efforts, upon no less than one (1) business day’s advance written notice from Tenant, to furnish, at Tenant’s sole cost and expense, additional heat or air conditioning services to the Premises on days and at times other than as above provided at Landlord’s standard rates from time to time. Such standard rate as of the Execution Date is $65.00 per hour.

9.4    Other Utilities. Subject to Landlord’s reasonable rules and regulations governing the same, Tenant shall obtain and pay, as and when due, for all other utilities and services consumed in and/or furnished to the Premises, together with all taxes, penalties, surcharges and maintenance charges pertaining thereto.

9.5    Interruption or Curtailment of Utilities.

(a)    When necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary to be made, Landlord reserves the right, upon as much prior notice to Tenant as is practicable under the circumstances and no less than twenty-four (24) hours’ notice except in the event of an emergency, to interrupt, curtail, or stop (i) the furnishing of hot and/or cold water, and (ii) the operation of the plumbing and electric systems. Landlord shall exercise reasonable diligence to eliminate the cause of any such interruption, curtailment, stoppage or suspension, but, subject to Section 9.5(b) below, there shall be no diminution or abatement of Rent or other compensation due from Landlord to Tenant hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage, or suspension of services or systems.

(b)    Notwithstanding anything to the contrary in this Lease contained, if the Premises or a portion thereof are substantially untenantable such that, for the duration of the Interruption Cure Period (hereinafter defined), the continued operation in the ordinary course of Tenant’s business in any portion of the Premises is materially and adversely affected, and if Tenant ceases to use the affected portion of the Premises (the “Affected Portion”) during the period of untenantability then, provided that Tenant ceases to use the Affected Portion during the entirety of the Landlord Service Interruption Cure Period and that such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of any of the Tenant Parties, Base Rent, Operating Costs and Taxes shall thereafter be abated in proportion to such untenantability until the day such condition is completely corrected. For purposes hereof, the “Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from tenant of the condition causing untenantability in the Affected Portion. The provisions of this Section 9.5(b) shall not apply in the event of untenantability caused by fire or other casualty, or Taking (hereinafter defined), which shall be governed by Section 15 below, or in the event of untenantability caused by causes beyond Landlord’s control or if Landlord is unable to cure such condition as the result of causes beyond Landlord’s control

9.6    Telecommunications Providers. Notwithstanding anything to the contrary herein or in this Lease contained, Landlord has no obligation to allow any particular telecommunications service provider to have access to the Building or to Premises other than Verizon, AboveNet and Hightower (f/k/a Veroxity) (collectively, the “Approved Providers”). If Landlord permits such access, Landlord may condition such access upon (a) the execution of Landlord’s standard telecommunications agreement (which shall include a provision requiring the payment of fair market rent for any space in the Property dedicated, licensed and/or leased to such provider), and (b) the payment to Landlord by Tenant or the service provider of any costs incurred by Landlord in facilitating such access. Subject to the preceding sentence, Landlord’s consent to providing access to the Building to any service provider other than the

Approved Providers shall not be unreasonably withheld, conditioned or delayed provided such access does not require any street opening permits or approvals (unless otherwise agreed to by the City of Cambridge) or would unreasonably interfere with the use of the common areas of the Property.

9.7    Landlord Services. Subject to reimbursement pursuant to Section 5.2 above, Landlord shall provide the services described in Exhibit 7 attached hereto and made a part hereof (“Landlord’s Services”).

10.    MAINTENANCE AND REPAIRS

10.1    Maintenance and Repairs by Tenant. Tenant shall keep all and singular the Premises neat and clean and free of insects, rodents, vermin and other pests and, subject to Section 9.7 above, Trash, and in such good repair, order and condition as the same are in on the Term Commencement Date or in such better condition as the Premises may be put in during the Term, reasonable wear and tear and damage by insured Casualty excepted. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the proper maintenance of all equipment and appliances installed and/or operated by Tenant and/or exclusively serving the Premises.

10.2    Maintenance and Repairs by Landlord. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, Landlord shall keep and maintain the roof, Building structure, structural floor slabs, columns and the equipment installed by Landlord (including, without limitation, all base building systems, sanitary, electrical, heating, air conditioning, plumbing, security or other systems) in good repair, order and condition. In addition, Landlord shall be responsible, subject to reimbursement pursuant to Section 5.2 above, for the maintenance and repair (and, if necessary, the replacement) of the VAV boxes located in the Premises on the Execution Date. Landlord shall operate and maintain the Common Areas in substantially the same manner as other first-class combination office and retail facilities in the East Cambridge/ Kendall Square area.

10.3    Accidents to Sanitary and Other Systems. Tenant shall give to Landlord prompt notice of any fire or accident in the Premises or in the Building and of any damage to, or defective condition in, any part or appurtenance of the Building including, without limitation, sanitary, electrical, ventilation, heating and air conditioning or other systems located in, or passing through, the Premises. Except as otherwise provided in Section 15, and subject to Tenant’s obligations in Section 10.1 above, such damage or defective condition shall be remedied by Landlord with reasonable diligence, but, subject to Section 14.5 below, if such damage or defective condition was caused by any of the Tenant Parties, the cost to remedy the same shall be paid by Tenant.

10.4    Floor Load--Heavy Equipment. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot of area which such floor was designed to carry and which is allowed by Legal Requirements. Landlord reserves the right to prescribe the weight and position of all safes, heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Heavy Equipment”), which shall be placed so as to distribute the weight. Heavy Equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not move any Heavy Equipment into or out of the Building without giving Landlord prior written notice thereof and observing all of Landlord’s Rules and Regulations with respect to the same. If such Heavy Equipment requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s License to do said work, and that all work in connection therewith shall comply with Legal Requirements. Any such moving shall be at the sole risk and hazard of Tenant and Tenant will defend, indemnify and save Landlord and Landlord’s agents (including without limitation its property manager), contractors and employees (collectively with Landlord, the “Landlord Parties”) harmless from and against any and all claims, damages, losses, penalties, costs, expenses and fees (including without limitation reasonable legal fees) (collectively, “Claims”) resulting directly or indirectly from such moving. Proper placement of all Heavy Equipment in the Premises shall be Tenant’s responsibility.

10.5    Noise. Provided Tenant installs a ceiling throughout the Premises that is equal to conventional mineral fiber acoustical panel ceilings achieving at least CAC-35, Landlord will be responsible for ensuring that the equipment located in the seventeenth floor penthouse will not cause (a) NC-35 noise levels to be exceeded in enclosed areas within the Premises by more than three (3) NC points, nor (b) NC-40 noise levels to be exceeded in open plan or circulation areas within the Premises by more than three (3) NC points. NC (“Noise Criteria”) levels shall be determined per ANSI S12.2-2008 standard.

11.    ALTERATIONS AND IMPROVEMENTS BY TENANT

11.1    Landlord’s Consent Required. Tenant shall not make any alterations, decorations, installations, removals, additions or improvements (including, without limitation, Tenant’s Work) (collectively, “Alterations”) in or to the Premises without Landlord’s prior written approval of the contractor(s), written plans and specifications, a time schedule therefor and the items listed in Exhibit 5 attached hereto and made a part hereof. Landlord reserves the right to require that Tenant use Landlord’s preferred vendor(s) for any Alterations that involve roof penetrations, alarm tie-ins, sprinklers, fire alarm and other life safety equipment. Tenant shall not make any amendments or additions to plans and specifications approved by Landlord without Landlord’s prior written consent. Landlord’s approval of non-structural Alterations shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Landlord may withhold its consent in its sole discretion (a) to any Alteration to or affecting the roof and/or building systems, (b) with respect to matters of aesthetics relating to Alterations to or affecting the exterior of the Building, and (c) to any Alteration affecting the Building structure. Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to non-structural Alterations costing less than $10,000 in any one instance (and $50,000 in the aggregate per year) so long as such Alterations do not affect the roof, Building systems or Building exterior (each, a “Permitted Alteration”), provided Tenant shall provide Landlord with written notice thereof. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Legal Requirements, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord shall have no liability or responsibility for any claim, injury or damage alleged to have been caused by the particular materials (whether building standard or non-building standard), appliances or equipment selected by Tenant in connection with any work performed by or on behalf of Tenant. Except as otherwise expressly set forth herein, all Alterations shall be done at Tenant’s sole cost and expense and at such times and in such manner as Landlord may from time to time reasonably designate. Tenant shall provide Landlord with reproducible record drawings (in CAD format) of all Alterations within sixty (60) days after completion thereof. If Tenant shall make any Alterations, then Landlord may elect to require Tenant at the expiration or sooner termination of the Term to restore the Premises to substantially the same condition as existed immediately prior to the Alterations. If requested by Tenant, Landlord shall make such election at the time Landlord approves such Alteration or, for Permitted Alterations, at the time Tenant notifies Landlord of Tenant’s intent to make such Permitted Alteration. If Landlord does not so elect, then any such Alteration shall become part of the Premises upon installation, and shall be surrendered with the Premises at the end of the Term.

11.2    After-Hours. Landlord and Tenant recognize that to the extent Tenant elects to perform some or all of the Alterations during times other than normal construction hours (i.e., Monday-Friday, 7:00 a.m. to 3:00 p.m., excluding holidays), Landlord will need to make arrangements to have supervisory personnel on site. Accordingly, Landlord and Tenant agree as follows: Tenant shall give Landlord at least two (2) business days’ prior written notice of any time outside of normal construction hours when Tenant intends to perform portions of Alterations (the “After-Hours Work”). Tenant shall reimburse Landlord, within ten (10) days after demand therefor, for the cost of Landlord’s supervisory personnel overseeing the After-Hours Work. In addition, if construction during normal construction hours unreasonably disturbs other tenants of the Property, in Landlord’s sole discretion, Landlord may require Tenant to stop the performance of Alterations during normal construction hours and to perform the same after hours, subject to the foregoing requirement to pay for the cost of Landlord’s supervisory personnel.

11.3    Harmonious Relations. Tenant agrees that it will not, either directly or indirectly, use any contractors and/or materials if their use will create any difficulty, whether in the nature of a labor dispute or otherwise, with other contractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance and/or operation of the Property or any part thereof. In the event of any such difficulty, upon Landlord’s request, Tenant shall cause all contractors, mechanics or laborers causing such difficulty to leave the Property immediately.

11.4    Liens. No Alterations shall be undertaken by Tenant until (i) Tenant has made provision for written waiver of liens from all contractors for such Alteration and taken other appropriate protective measures approved and/or required by Landlord; and (ii) Tenant has procured appropriate surety payment and performance bonds which shall name Landlord as an additional obligee and has filed lien bond(s) (in jurisdictions where available) on behalf of such contractors. Any mechanic’s lien filed against the Premises or the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within ten (10) days thereafter, at Tenant’s expense by filing the bond required by law or otherwise.

11.5    General Requirements. Unless Landlord and Tenant otherwise agree in writing, Tenant shall (a) procure or cause others to procure on its behalf all necessary permits before undertaking any Alterations in the Premises and provide copies thereof to Landlord; (b) perform all of such Alterations in a good and workmanlike manner, employing materials of good quality and in compliance with Landlord’s construction rules and regulations, all insurance requirements of this Lease, and Legal Requirements; and (c) defend, indemnify and hold the Landlord Parties harmless from and against any and all Claims occasioned by or growing out of such Alterations. Tenant shall cause contractors employed by Tenant to (i) carry Worker’s Compensation Insurance in accordance with statutory requirements, (ii) carry Automobile Liability Insurance and Commercial General Liability Insurance (A) naming Landlord as an additional insured, and (B) covering such contractors on or about the Premises in the amounts stated in Section 14 hereof or in such other reasonable amounts as Landlord shall require, and (iii) submit binders evidencing such coverage to Landlord prior to the commencement of any such Alterations.

12.    SIGNAGE

12.1    Restrictions. Tenant shall have the right to install at the entrance to the Premises Building standard signage naming Tenant and any of its Affiliated Funds and/or Portfolio Companies occupying space in the Premises (it being understood and agreed that such occupancy is subject to Section 13 below), which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs or blinds may be put on or in any window or elsewhere if visible from the exterior of the Building. Landlord may provide Tenant with building standard blinds for each window within the Premises and Tenant shall install the same at Tenant’s sole cost and expense. Tenant may not remove the building standard blinds without Landlord’s prior written consent. Tenant may hang its own drapes, provided that they shall not in any way interfere with any building standard drapery or blinds provided by Landlord or be visible from the exterior of the Building, and that such drapes are so hung and installed that, when drawn, the building standard drapery or blinds are automatically also drawn.

12.2    Building Directory. Landlord shall, at Landlord’s sole cost and expense, list within the directory in the Building lobby Tenant and at Tenant’s written request, any of its Affiliated Funds and/or Portfolio Companies and/or any permitted subtenant occupying space in the Premises (it being understood and agreed that such occupancy is subject to Section 13 below and that Tenant must notify Landlord if any such Affiliated Fund or Portfolio Company thereafter ceases to occupy space in the Premises). Subject to reasonable limits on the number of lines on the directory Landlord can provide and all such additional signage in the lobby directory, Landlord shall add the names of any approved subtenants or licensees occupying any portion of the Premises at Tenant’s sole cost and expense.

13.    ASSIGNMENT, MORTGAGING AND SUBLETTING

13.1    Landlord’s Consent Required. Except as expressly otherwise set forth herein, Tenant shall not, without Landlord’s prior written consent, assign, sublet, mortgage, license, transfer or encumber this Lease or the Premises in whole or in part whether by changes in the ownership or control of Tenant, or any direct or indirect owner of Tenant, whether at one time or at intervals, by sale or transfer of stock, partnership or beneficial interests, operation of law or otherwise, or permit the occupancy of all or any portion of the Premises by any person or entity other than Tenant’s employees (each of the foregoing, a “Transfer”). Any purported Transfer made without Landlord’s consent, if required hereunder, shall be void and confer no rights upon any third person, provided that if there is a Transfer, Landlord may collect rent from the transferee without waiving the prohibition against Transfers, accepting the transferee, or releasing Tenant from full performance under this Lease. No Transfer shall relieve Tenant of its primary obligation as party Tenant hereunder, nor shall it reduce or increase Landlord’s obligations under this Lease.

13.2    Landlord’s Recapture Right

(a)    Tenant shall, prior to offering or advertising more than fifty percent (50%) of the Premises or any portion thereof for a Transfer, give a written notice (the “Recapture Notice”) to Landlord which: (i) states that Tenant desires to make a Transfer, (ii) identifies the affected portion of the Premises (the “Recapture Premises”), (iii) identifies the period of time (the “Recapture Period”) during which Tenant proposes to sublet the Recapture Premises, or indicates that Tenant proposes to assign its interest in this Lease, and (iv) offers to Landlord to terminate this Lease with respect to the Recapture Premises (in the case of a proposed assignment of Tenant’s interest in this Lease or a subletting for the remainder of the term of this Lease) or to suspend the Term for the Recapture Period (i.e. the Term with respect to the Recapture Premises shall be terminated during the Recapture Period and Tenant’s rental obligations shall be proportionately reduced). Landlord shall have fifteen (15) business days within which to respond to the Recapture Notice.

(b)    If Tenant does not enter into a Transfer on the terms and conditions contained in the Recapture Notice on or before the date which is one hundred eighty (180) days after the earlier of: (x) the expiration of the 15-business day period specified in Section 13.2(a) above, or (y) the date that Landlord notifies Tenant that Landlord will not accept Tenant’s offer contained in the Recapture Notice, time being of the essence, then prior to entering into any Transfer after such 180-day period, Tenant must deliver to Landlord a new Recapture Notice in accordance with Section 13.2(a) above

(c)    Notwithstanding anything to the contrary contained herein, if Landlord notifies Tenant that it accepts the offer contained in the Recapture Notice or any subsequent Recapture Notice, Tenant shall have the right, for a period of fifteen (15) days following receipt of such notice from Landlord, time being of the essence, to notify Landlord in writing that it wishes to withdraw such offer and this Lease shall continue in full force and effect.

13.3    Standard of Consent to Transfer. If Landlord does not timely give written notice to Tenant accepting a Recapture Offer or declines to accept the same, or if the Transfer in question relates to fifty percent (50%) or less of the Premises, then Landlord agrees that, subject to the provisions of this Section 13, Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer (on the terms contained in the Recapture Notice, if applicable) to an entity which will use the Premises for the Permitted Uses and, in Landlord’s reasonable opinion: (a) has a tangible net worth and other financial indicators sufficient to meet the Transferee’s obligations under the Transfer instrument in question; (b) has a business reputation compatible with the operation of a first-class combination office and retail building; and (c) the intended use of such entity does not violate any exclusive or restrictive use provisions of any leases then in effect with respect to space in the Property.

13.4    Listing Confers no Rights. The listing of any name other than that of Tenant, whether on the doors of the Premises or on the Building directory, or otherwise, shall not operate to vest in any such other person, firm or corporation any right or interest in this Lease or in the Premises or be deemed to effect or evidence any consent of Landlord, it being expressly understood that any such listing is a privilege extended by Landlord revocable at will by written notice to Tenant.

13.5    Profits In Connection with Transfers. Tenant shall, within thirty (30) days of receipt thereof, pay to Landlord fifty percent (50%) of any rent, sum or other consideration to be paid or given in connection with any Transfer, either initially or over time, after deducting the reasonable, actual out-of-pocket costs incurred by Tenant (and not reimbursed by Landlord) in connection with such Transfer4, including, without limitation, legal, brokerage and tenant improvement expenses (but not including the unamortized cost of any improvements made by Tenant to the applicable space not made solely in connection with the particular Transfer), in excess of Rent hereunder as if such amount were originally called for by the terms of this Lease as additional rent.

13.6    Prohibited Transfers. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to make a Transfer unless on both (i) the date on which Tenant notifies Landlord of its intention to enter into a Transfer and (ii) the date or which such Transfer is to take effect, Tenant is not in default of any of its obligations under this Lease (it being understood and agreed that if Tenant cures a default within applicable notice and/or cure periods, then Tenant may thereafter make such Transfer in accordance with this Section 13). Notwithstanding anything to the contrary contained herein, Tenant agrees that in no event shall Tenant make a Transfer to (a) any government agency; (b) any tenant, subtenant or occupant of other premises in the Property unless Landlord states in writing that there is no appropriate space in the Property available for such tenant, subtenant or occupant; or (c) any entity with whom Landlord shall have entered into a term sheet for space in the Property in the six (6) months immediately preceding such proposed Transfer.

13.7    Permitted Transfers. Notwithstanding the foregoing provisions of this Section 13, Tenant shall have the right, without Landlord’s consent, but with prior written notice to Landlord, to (a) make a Transfer to an Affiliate (hereinafter defined), (b) sublease or license or otherwise allow occupancy of up to twenty percent (20%) of the Premises to/by one or more Portfolio Companies, and/or (c) make a Transfer to one (1) or more Affiliated Funds with respect to up to twenty-five percent (25%) of the Premises. For the purposes hereof, (i) an “Affiliate” shall be defined as any entity (A) that has the

[4]	which expenses shall be amortized on a straight-line basis over the term of the Transfer in question financial wherewithal to meet its obligations under the Transfer instrument; and (B) which is controlled by, is under common control with, or which controls Tenant; (ii) “control” means direct or, either together with others acting as a group or otherwise, indirect ownership or possession of the right or power, by vote of stockholders or directors, or by contract, agreement or other arrangements, or otherwise, to direct, determine, prevent or otherwise dictate managerial, operational or other actions or activities of any such person, firm or corporation; (iii) “Portfolio Company” means a company in which Tenant has invested and continues to hold such investment; and (iv) “Affiliated Fund” means Highland Consumer Fund or any other fund for which Tenant performs the primary management and administration functions. Promptly following any Transfer made without Landlord’s consent pursuant to this Section 13.7, Tenant shall deliver to Landlord a copy of the documentation evidencing such Transfer and, in the case of an assignment, an agreement pursuant to which the assignee assumes and agrees to perform, fulfill and observe Tenant’s obligations, covenants and agreements set forth herein.

14.    INSURANCE; INDEMNIFICATION; EXCULPATION

14.1    Tenant’s Insurance.

(a)    Tenant shall procure, pay for and keep in force throughout the Term (and for so long thereafter as Tenant remains in occupancy of the Premises) commercial general liability insurance insuring Tenant on an occurrence basis against all claims and demands for personal injury liability (including, without limitation, bodily injury, sickness, disease, and death) or damage to property which may be claimed to have occurred from and after the time any of the Tenant Parties shall first enter the Premises, of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, and from time to time thereafter shall be not less than such higher amounts, if procurable, as may be reasonably required by Landlord. Tenant shall also carry umbrella liability coverage in an amount of no less than Five Million Dollars ($5,000,000). Such policy shall also include contractual liability coverage. Such insurance policy(ies) shall name Landlord, Landlord’s managing agent and persons claiming by, through or under them, if any, as additional insureds.

(b)    Tenant shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring (i) all items or components of Tenant’s Work and Alterations (collectively, the “Tenant-Insured Improvements”), and (ii) Tenant’s furniture, equipment, fixtures and property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building (collectively, “Tenant’s Property”). Such insurance shall insure the interests of both Landlord and Tenant as their respective interests may appear from time to time.

(c)    Tenant shall take out and maintain a policy of business interruption insurance throughout the Term sufficient to cover at least twelve (12) months of Base Rent due hereunder and Tenant’s business losses during such 12-month period.

(d)    The insurance required pursuant to Sections 14.1(a), (b), and (c) (collectively, “Tenant’s Insurance Policies”) shall be effected with insurers approved by Landlord, with a rating of not less than “A-Xl” in the current Best’s Insurance Reports, and authorized to do business in the Commonwealth of Massachusetts under valid and enforceable policies. Tenant’s Insurance Policies shall each provide that the insurance carrier shall endeavor to provide to each named insured at least thirty (30) days’ prior written notice of cancellation. Tenant’s Insurance Policies may include deductibles in an amount no greater than the greater of $25,000 or commercially reasonable amounts. On or before the date on which any of the Tenant Parties shall first enter the Premises and thereafter not less than fifteen (15) days prior to the expiration date of each expiring policy, Tenant shall deliver to Landlord certificates of insurance evidencing the requirements hereof together with evidence satisfactory to Landlord of the payment of all premiums for such policies. In the event of any claim, and upon Landlord’s request, Tenant shall deliver to Landlord complete copies of Tenant’s Insurance Policies. Upon request of Landlord, Tenant shall deliver to any Mortgagee copies of the foregoing documents. No deductible carried by Tenant with respect to any of the policies required under this Section 14.1 shall exceed $25,000.

14.2     Indemnification. Except to the extent caused by the gross negligence or willful misconduct of any of the Landlord Parties, Tenant shall defend, indemnify and save the Landlord Parties harmless from and against any and all Claims asserted by or on behalf of any person, firm, corporation or public authority arising from:

(a)    Tenant’s breach of any covenant or obligation under this Lease;

(b)    Any injury to or death of any person, or loss of or damage to property, sustained or occurring in, upon, at or about the Premises;

(c)    Any injury to or death of any person, or loss of or damage to property arising out of the use or occupancy of the Premises by or the negligence or willful misconduct of any of the Tenant Parties; and

(d)    On account of or based upon any work or thing whatsoever done (other than by Landlord or any of the Landlord Parties) at the Premises during the Term and during the period of time if any, prior to the Term Commencement Date that any of the Tenant Parties may have been given access to the Premises.

14.3    Property of Tenant. Tenant covenants and agrees that, to the maximum extent permitted by Legal Requirements, all of Tenant’s Property at the Premises shall be at the sole risk and hazard of Tenant, and that if the whole or any part thereof shall be damaged, destroyed, stolen or removed from any cause or reason whatsoever, no part of said damage or loss shall be charged to, or borne by, Landlord, except, subject to Section 14.5 hereof, to the extent such damage or loss is due to the gross negligence or willful misconduct of any of the Landlord Parties.

14.4    Limitation of Landlord’s Liability for Damage or Injury, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, air contaminants or emissions, electricity, electrical or electronic emanations or disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances, equipment or plumbing works or from the roof, street or sub-surface or from any other place or caused by dampness, vandalism, malicious mischief or by any other cause of whatever nature, except to the extent caused by or due to the gross negligence or willful misconduct of any of the Landlord Parties, and then, where notice and an opportunity to cure are appropriate (i.e., where Tenant has an opportunity to know or should have known of such condition sufficiently in advance of the occurrence of any such injury or damage resulting therefrom as would have enabled Landlord to prevent such damage or loss had Tenant notified Landlord of such condition) only after (i) notice to Landlord of the condition claimed to constitute gross negligence or willful misconduct, and (ii) the expiration of a reasonable time after such notice has been received by Landlord without Landlord having commenced to take all reasonable and practicable means to cure or correct such condition; and pending such cure or correction by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury, loss or damage to persons or property. Notwithstanding the foregoing, in no event shall any of the Landlord Parties be liable for any loss which is covered by insurance policies actually carried or required to be so carried by this Lease; nor shall any of the Landlord Parties be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public, or quasi-public work; nor shall any of the Landlord Parties be liable for any latent defect in the Premises or in the Building.

14.5    Waiver of Subrogation; Mutual Release. Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its agents, officers, servants, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (other than rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

14.6    Tenant’s Acts--Effect on Insurance. Tenant shall not do or permit any Tenant Party to do any act or thing upon the Premises or elsewhere in the Building which will invalidate or be in conflict with any insurance policies covering the Building and the fixtures and property therein; and shall not do, or permit to be done, any act or thing upon the Premises which shall subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on upon said Premises or for any other reason. If by reason of the failure of Tenant to comply with the provisions hereof the insurance rate applicable to any policy of insurance shall at any time thereafter be higher than it otherwise would be, Tenant shall reimburse Landlord upon demand for that part of any insurance premiums which shall have been charged because of such failure by Tenant, together with interest at the Default Rate until paid in full, within ten (10) days after receipt of an invoice therefor.

15. CASUALTY; TAKING

15.1    Damage. If the Premises are damaged in whole or part because of fire or other insured casualty (“Casualty”), or if the Premises are subject to a taking in connection with the exercise of any power of eminent domain, condemnation, or purchase under threat or in lieu thereof (any of the foregoing, a “Taking”), then unless this Lease is terminated in accordance with Section 15.2 below, Landlord shall restore the Building and/or the Premises to substantially the same condition as existed on the Term Commencement Date, or in the event of a partial Taking which affects the Building and the Premises, restore the remainder of the Building and the Premises not so Taker to substantially the same condition as is reasonably feasible. If, in Landlord’s reasonable judgment, any element of the Tenant-Insured Improvements can more effectively be restored as an integral part of Landlord’s restoration of the Building or the Premises, such restoration shall also be made by Landlord, but at Tenant’s sole cost and expense. Subject to rights of Mortgagees, delays caused by any of the Tenant Parties, Legal Requirements then in existence and to delays for adjustment of insurance proceeds or Taking awards, as the case may be, and instances of force majeure, Landlord shall substantially complete such restoration within one (1) year after Landlord’s receipt of all required permits therefor with respect to substantial reconstruction of at least 50% of the Building, or, within one hundred eighty (180) days after Landlord’s receipt of all required permits therefor in the case of restoration of less than 50% of the Building. Upon substantial completion of such restoration by Landlord, Tenant shall use diligent efforts to complete restoration of the Premises to substantially the same condition as existed immediately prior to such Casualty or Taking, as the case may be, as soon as reasonably possible. Tenant agrees to cooperate with Landlord in such manner as Landlord may reasonably request to assist Landlord in collecting insurance proceeds due in connection with any Casualty which affects the Premises or the Building. In no event shall Landlord he required to expend more than the Net (hereinafter defined) insurance proceeds Landlord receives for damage to the Premises and/or the Building or the Net Taking award attributable to the Premises and/or the Building. “Net” means the insurance proceeds or Taking award actually paid to Landlord (and not paid over to a Mortgagee) less all costs and expenses, including adjusters and attorney’s fees, of obtaining the same. In the Operating Year in which a Casualty occurs, there shall be included in Building Operating Costs Landlord’s deductible under its property insurance policy. Except as Landlord may elect pursuant to this Section 15.1, under no circumstances shall Landlord be required to repair any damage to, or make any repairs to or replacements of, any Tenant-Insured Improvements.

15.2    Termination Rights.

(a)    Landlord’s Termination Rights. Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant if:

(i)    any material portion of the Building or any material means of access thereto is taken;

(ii)    more than thirty-five percent (35%) of the Building is damaged by Casualty; or

(iii)    if the estimated time to complete restoration exceeds one (1) year from the date on which Landlord receives all required permits for such restoration.

(b)    Tenant’s Termination Right. If the estimated timeframe to complete Landlord’s restoration exceeds one (1) year, or if Landlord is so required but fails to complete restoration of the Premises within the time frames and subject to the conditions set forth in Section 15.1 above, then Tenant may terminate this Lease upon thirty (30) days’ written notice to Landlord; provided, however, that if Landlord completes such restoration within thirty (30) days after receipt of any such termination notice, such termination notice shall be null and void and this Lease shall continue in full force and effect. The remedies set forth in this Section 15.2(b) and in Section 15.2(c) below are Tenant’s sole and exclusive rights and remedies based upon Landlord’s failure to complete the restoration of the Premises as set forth herein.

(c)    Either Party May Terminate. In the case of any Casualty or Taking affecting the Premises and occurring during the last twelve (12) months of the Term, then (i) if such Casualty or Taking results in more than twenty-five percent (25%) of the floor area of the Premises being unsuitable for the Permitted Uses, or (ii) the damage to the Premises costs more than $250,000 to restore, then either Landlord or Tenant shall have the option to terminate this Lease upon thirty (30) days’ written notice to the other.

(d)    Automatic Termination. In the case of a Taking of the entire Premises, then this Lease shall automatically terminate as of the date of possession by the Taking authority.

15.3    Taking for Temporary Use. If the Premises are Taken for temporary use, this Lease and Tenant’s obligations, including without limitation the payment of Rent, shall continue. For purposes hereof, a “Taking for temporary use” shall mean a Taking of ninety (90) days or less.

15.4    Disposition of Awards. Except for any separate award for Tenant’s movable trade fixtures, relocation expenses, and unamortized leasehold improvements paid for by Tenant (provided that the same may not reduce Landlord’s award), all Taking awards to Landlord or Tenant shall be Landlord’s property without Tenant’s participation, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant may pursue its own claim against the Taking authority.

16.    ESTOPPEL CERTIFICATE. Tenant shall at any time and from time to time upon not less than fifteen (15) business days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), and the dates to which Rent has been paid in advance, if any, stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default, and such other facts as Landlord may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser of the Building or of any interest of Landlord therein, any Mortgagee or prospective Mortgagee thereof, any lessor or prospective lessor thereof, any lessee or prospective lessee thereof, or any prospective assignee of any mortgage thereof. Time is of the essence with respect to any such requested certificate, Tenant hereby acknowledging the importance of such certificates in mortgage financing arrangements, prospective sales and the like. If Tenant shall fail to execute and deliver to Landlord any such statement within such 15-business day period, Tenant hereby appoints Landlord as Tenant’s attorney-in-fact in its name and behalf to execute such statement, such appointment being coupled with an interest.

17.    HAZARDOUS MATERIALS

17.1    Prohibition. Except for de minimis quantities of standard office supplies and cleaning materials stored in compliance with Environmental Laws (hereinafter defined) and in proper containers, Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, bring or permit to be brought or kept in or on the Premises or elsewhere in the Building (i) any inflammable, combustible or explosive fluid, material, chemical or substance; or (ii) any Hazardous Material (hereinafter defined). Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 17.1 at Tenant’s sole cost and expense.

17.2    Environmental Laws. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties into the air, surface water, sewers, soil or groundwater of any Hazardous Material (hereinafter defined) whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Cambridge and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

17.3    Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,” “hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

18.    RULES AND REGULATIONS.

18.1    Rules and Regulations. Tenant will faithfully observe and comply with all rules and regulations promulgated from time to time with respect to the Building, the Property and construction within the Property (collectively, the “Rules and Regulations”). The current version of the Rules and Regulations is attached hereto as Exhibit 6. In the case of any conflict between the provisions of this Lease and any future rules and regulations, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, contractors, visitors, invitees or licensees.

18.2    Energy Conservation. Notwithstanding anything to the contrary contained herein, Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services then being provided in comparably aged, first-class combination office and retail buildings in the East Cambridge/ Kendall Square area, or as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall comply with the Conservation Program.

18.3    Recycling. Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

19.    LEGAL REQUIREMENTS. Tenant shall be responsible at its sole cost and expense for complying with (and keeping the Premises in compliance with) all Legal Requirements which are applicable to Tenant’s particular use or occupancy of, or Tenant’s Work or Alterations made by or on behalf of Tenant to, the Premises. Tenant shall furnish all data and information to governmental authorities, with a copy to Landlord, as required in accordance with Legal Requirements as they relate to Tenant’s use or occupancy of the Premises or the Building. If Tenant receives notice of any violation of Legal Requirements applicable to the Premises or the Building, it shall give prompt notice thereof to Landlord. Nothing contained in this Section 19 shall be construed to expand the uses permitted hereunder beyond the Permitted Uses. Landlord shall comply with any Legal Requirements and with any direction of any public office or officer relating to the maintenance or operation of the Building as a combination office and retail building, and the costs so incurred by Landlord shall be included in Building Operating Costs in accordance with the provisions of Section 5.2.

20.    DEFAULT

20.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder by Tenant:

(a)    If Tenant fails to make any payment of Rent or any other payment required hereunder, as and when due, and such failure shall continue for a period of three (3) days after notice thereof from Landlord to Tenant; provided, however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if (i) Tenant fails to make any payment within three (3) days after the due date therefor, and (ii) Landlord has given Tenant written notice under this Section 20.1(a) on more than two (2) occasions during the twelve (12) month interval preceding such failure by Tenant;

(b)    Intentionally omitted;

(c)    If Tenant shall fail to execute and deliver to Landlord an estoppel certificate pursuant to Section 16 above or a subordination and attornment agreement pursuant to Section 22 below, within the timeframes set forth therein and such failure continues for ten (10) days after notice thereof;

(d)    If Tenant shall fail to maintain any insurance required hereunder;

(e)    If Tenant shall fail to restore the Security Deposit to its original amount or deliver a replacement Letter of Credit as required under Section 7 above;

(f)    If Tenant causes or suffers any release of Hazardous Materials in or on the Property;

(g)    If Tenant shall make a Transfer in violation of the provisions of Section 13 above, or if any event shall occur or any contingency shall arise whereby this Lease, or the term and estate thereby created, would (by operation of law or otherwise) devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted under Section 13 hereof;

(h)    The failure by Tenant to observe or perform any of the material covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified above, and such failure continues for more than thirty (30) days after notice thereof from Landlord; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

(i)    Tenant shall be involved in financial difficulties as evidenced by an admission in writing by Tenant of Tenant’s inability to pay its debts generally as they become due, or by the making or offering to make a composition of its debts with its creditors;

(j) Tenant shall make an assignment or trust mortgage, or other conveyance or transfer of like nature, of all or a substantial part of its property for the benefit of its creditors,

(k)    an attachment on mense process, on execution or otherwise, or other legal process shall issue against Tenant or its property and a sale of any of its assets shall be held thereunder;

(l)    any judgment, attachment or the like in excess of $1,000,000 shall be entered, recorded or filed against Tenant in any court, registry, etc. and Tenant shall fail to pay such judgment within thirty (30) days after the judgment shall have become final beyond appeal or to discharge or secure by surety bond such lien, attachment, etc within thirty (30) days of such entry, recording or filing, as the case may be;

(m)    the leasehold hereby created shall be taken on execution or by other process of law and shall not be revested in Tenant within thirty (30) days thereafter;

(n)    a receiver, sequesterer, trustee or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s Property and such appointment shall not be vacated within thirty (30) days; or

(o)    any proceeding shall be instituted by or against Tenant pursuant to any of the provisions of any Act of Congress or State law relating to bankruptcy, reorganizations, arrangements, compositions or other relief from creditors, and, in the case of any proceeding instituted against it, if Tenant shall fail to have such proceedings dismissed within thirty (30) days or if Tenant is adjudged bankrupt or insolvent as a result of any such proceeding.

Wherever Tenant “is used in subsections (i), (j), (k), (l), (n) or (o) of this Section 20.1, it shall be deemed to include any parent entity of Tenant and any guarantor of any of Tenant’s obligations under this Lease.

20.2    Remedies. Upon an Event of Default, Landlord may, by notice to Tenant, elect to terminate this Lease; and thereupon (and without prejudice to any remedies which might otherwise be available for arrears of Rent or preceding breach of covenant or agreement and without prejudice to Tenant’s liability for damages as hereinafter stated), upon the giving of such notice, this Lease shall terminate as of the date specified therein as though that were the Expiration Date. Upon such termination, Landlord shall have the right to utilize the Security Deposit or draw down the entire Letter of Credit, as applicable, and apply the proceeds thereof to its damages hereunder. Without being taken or deemed to be guilty of any manner of trespass or conversion, and without being liable to indictment, prosecution or damages therefor, Landlord may, by lawful process, enter into and upon the Premises (or any part thereof in the name of the whole); repossess the same, as of its former estate; and expel Tenant and those claiming under Tenant. The words “re-entry” and “re-enter” as used in this Lease are not restricted to their technical legal meanings.

20.3    Damages - Termination.

(a)    Upon the termination of this Lease under the provisions of this Section 20, Tenant shall pay to Landlord Rent up to the time of such termination, shall continue to be liable for any preceding breach of covenant, and in addition, shall pay to Landlord as damages, at the election of Landlord, either:

(i)    the amount (discounted to present value at the rate of five percent (5%) per annum) by which, at the time of the termination of this Lease (or at any time thereafter if Landlord shall have initially elected damages under Section 20.3(a)(ii) below), (x) the aggregate of Rent projected over the period commencing with such termination and ending on the Expiration Date, exceeds (y) the aggregate projected rental value of the Premises for such period, taking into account a reasonable time period during which the Premises shall be unoccupied, plus all Reletting Costs (hereinafter defined); or

(ii)    amounts equal to Rent which would have been payable by Tenant had this Lease not been so terminated, payable upon the due dates therefor specified herein following such termination and until the Expiration Date, provided, however, if Landlord shall re-let the Premises during such period, that Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, as well as the expenses of re-letting, including altering and preparing the Premises for new tenants, brokers’ commissions, and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom (collectively, “Reletting Costs”), it being understood that any such re-letting may be for a period equal to or shorter or longer than the remaining Term; and provided, further, that (x) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (y) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 20.3(a)(ii) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting.

(b)    In calculating the amount due under Section 20.2(a)(i), above, there shall be included, in addition to the Base Rent, all other considerations agreed to be paid or performed by Tenant, including without limitation Tenant’s Share of the Operating Costs Excess and Tenant’s Property Share of the Tax Excess, on the assumption that all such amounts and considerations would have increased at the rate of three percent (3%) per annum for the balance of the full term hereby granted.

(c)    Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been terminated hereunder.

(d)    Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder.

(e)    In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 20.3, Landlord may, by written notice to Tenant, at any time after this Lease is terminated under any of the provisions herein contained or is otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of (x) an amount equal to the lesser of (1) Rent accrued under this Lease in the twelve (12) months immediately prior to such termination, or (2) Rent payable during the remaining months of the Term if this Lease had not been terminated, plus (y) the amount of Rent accrued and unpaid at the time of termination, less (z) the amount of any recovery by Landlord under the foregoing provisions of this Section 20.3 up to the time of payment of such liquidated damages.

20.4    Landlord’s Self-Help; Fees and Expenses. If Tenant shall default in the performance of any covenant on Tenant’s part to be performed in this Lease contained, including without limitation the obligation to maintain the Premises in the required condition pursuant to Section 10.1 above, Landlord may, upon reasonable advance written notice, except that no notice shall be required in an emergency, immediately, or at any time thereafter, perform the same for the account of Tenant. Tenant shall pay to Landlord upon demand therefor any costs incurred by Landlord in connection therewith, together with interest at the Default Rate until paid in full. In addition, Tenant shall pay all of Landlord’s costs and expenses, including without limitation reasonable attorneys’ fees, incurred (i) in enforcing any obligation of Tenant under this Lease or (ii) as a result of Landlord or any of the Landlord Parties, without its fault, being made party to any litigation pending by or against any of the Tenant Parties.

20.5    Waiver of Redemption, Statutory Notice and Grace Periods. Tenant does hereby waive and surrender all rights and privileges which it might have under or by reason of any present or future Legal Requirements to redeem the Premises or to have a continuance of this Lease for the Term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided. Except to the extent prohibited by Legal Requirements, any statutory notice and grace periods provided to Tenant by law are hereby expressly waived by Tenant.

20.6    Landlord’s Remedies Not Exclusive. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be lawfully entitled, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

20.7    No Waiver. Landlord’s failure to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease, or any of the Rules and Regulations promulgated hereunder, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of such Rules and Regulations against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provisions of this Lease shall be deemed to have been waived by either party unless such waiver be in writing signed by such party. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

20.8    Restrictions on Tenant’s Rights. During the continuation of any Event of Default, (a) Landlord shall not be obligated to provide Tenant with any notice pursuant to Sections 2.3 and 2.4 above; and (b) Tenant shall not have the right to make, nor to request Landlord’s consent or approval with respect to, any Alterations or Transfers.

20.9    Landlord Default. Notwithstanding anything to the contrary contained in the Lease, Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless Landlord shall have failed to perform such obligations within thirty (30) days (or such additional time as is reasonably required to correct any such default, provided Landlord commences cure within 30 days) after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. Except as expressly set forth in this Lease, Tenant shall not have the right to terminate or cancel this Lease or to withhold rent or to set-off or deduct any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord, unless same continues after notice to Landlord thereof and a opportunity for Landlord to cure the same as set forth above. In addition, Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable under this Lease.

21.    SURRENDER; ABANDONED PROPERTY; HOLD-OVER

21.1    Surrender

(a)    Upon the expiration or earlier termination of the Term, Tenant shall (i) peaceably quit and surrender to Landlord the Premises broom clean, in good order, repair and condition excepting only ordinary wear and tear and damage by fire or other insured Casualty; (ii) remove all of Tenant’s Property (except for such items of Tenant’s Property paid for in whole or in part with Landlord’s Contribution, including without limitation the floor to ceiling “moveable” walls, which items shall be surrendered with the Premises unless Landlord otherwise directs Tenant in writing), and, to the extent specified by Landlord in accordance with, Section 11 above, Alterations made by Tenant, and (iii) repair any damages to the Premises or the Building caused by the installation or removal of Tenant’s Property and/or such Alterations. Tenant’s obligations under this Section 21.1(a) shall survive the expiration or earlier termination of this Lease.

(b)    No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. Unless otherwise agreed by the parties in writing, no employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the expiration or earlier termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises.

(c)    Notwithstanding anything to the contrary contained herein, Tenant shall, at its sole cost and expense, remove from the Premises, prior to the end of the Term, any item installed by or for Tenant and which, pursuant to Legal Requirements, must be removed therefrom before the Premises may be used by a subsequent tenant.

21.2    Abandoned Property. After the expiration or earlier termination hereof, if Tenant fails to remove any property from the Building or the Premises which Tenant is obligated by the terms of this Lease to remove within five (5) business days after written notice from Landlord, such property (the “Abandoned Property”) shall be conclusively deemed to have been abandoned, and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any item of Abandoned Property shall be sold, Tenant hereby agrees that Landlord may receive and retain the proceeds of such sale and apply the same, at its option, to the expenses of the sale, the cost of moving and storage, any damages to which Landlord may be entitled under Section 20 hereof or pursuant to law, and to any arrears of Rent.

21.3    Holdover. If any of the Tenant Parties holds over after the end of the Term, Tenant shall be deemed a tenant-at-sufferance subject to the provisions of this Lease; provided that whether or not Landlord has previously accepted payments of Rent from Tenant, (i) Tenant shall pay Base Rent at 150% of the highest rate of Base Rent payable during the Term with respect to the first 30 days of such holdover, (ii) Tenant shall pay Base Rent at 175% of the highest rate of Base Rent payable during the Term with respect to any such holdover beyond 30 days, (iii) Tenant shall continue to pay to Landlord all additional rent, and (iv) Tenant shall be liable for all damages, including without limitation lost business and consequential damages, incurred by Landlord as a result of such holding over if such holding over exceeds 15 days, Tenant hereby acknowledging that Landlord may need the Premises after the end of the Term for other tenants and that the damages which Landlord may suffer as the result of Tenant’s holding over cannot be determined as of the Execution Date. Nothing contained herein shall grant Tenant the right to holdover after the expiration or earlier termination of the Term.

22.    MORTGAGEE RIGHTS

22.1    Subordination. Subject to the applicable Mortgagee entering into a commercially reasonable subordination, non-disturbance and attornment agreement with respect to this Lease, Tenant’s rights and interests under this Lease shall be (i) subject and subordinate to any ground lease, and to any mortgages, deeds of trust, overleases, or similar instruments covering the Premises, the Building and/or the Land and to all advances, modifications, renewals, replacements, and extensions thereof (each of the foregoing, a “Mortgage”) including without limitation the Master Lease, or (ii) if any Mortgagee elects, prior to the lien of any present or future Mortgage. Tenant further shall attorn to and recognize any successor landlord, whether through foreclosure or otherwise, as if the successor landlord were the originally named landlord. Tenant agrees to execute, acknowledge and deliver such commercially reasonable instruments, confirming such subordination and attornment within fifteen (15) days of request therefor.

22.2    Notices. Tenant shall give each Mortgagee the same notices given to Landlord concurrently with the notice to Landlord, and each Mortgagee shall have a reasonable opportunity thereafter to cure a Landlord default, and Mortgagee’s curing of any of Landlord’s default shall be treated as performance by Landlord.

22.3    Mortgagee Consent. Tenant acknowledges that, where applicable, any consent or approval hereafter given by Landlord may be subject to the further consent or approval of a Mortgagee; and the failure or refusal of such Mortgagee to give such consent or approval shall, notwithstanding anything to the contrary in this Lease contained, constitute reasonable justification for Landlord’s withholding its consent or approval.

22.4    Mortgagee Liability. Tenant acknowledges and agrees that if any Mortgage shall be foreclosed, (a) the liability of the Mortgagee and its successors and assigns shall exist only so long as such Mortgagee or purchaser is the owner of the Premises, and such liability shall not continue or survive after further transfer of ownership; and (b) such Mortgagee and its successors or assigns shall not be (i) liable for any act or omission of any prior lessor under this Lease; (ii) liable for the performance of Landlord’s covenants pursuant to the provisions of this Lease which arise and accrue prior to such entity succeeding to the interest of Landlord under this Lease or acquiring such right to possession; (iii) subject to any offsets or defense which Tenant may have at any time against Landlord; (iv) bound by any base rent or other sum which Tenant may have paid previously for more than one (1) month; or (v) liable for the performance of any covenant of Landlord under this Lease which is capable of performance only by the original Landlord.

23.    QUIET ENJOYMENT. Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term from and against the claims of all persons lawfully claiming by, through or under Landlord subject, nevertheless, to the covenants, agreements, terms, provisions and conditions of this Lease, any matters of record or of which Tenant has knowledge and to any Mortgage to which this Lease is subject and subordinate, as hereinabove set forth.

24.    NOTICES. Any notice, consent, request, bill, demand or statement hereunder (each, a “Notice”) by either party to the other party shall be in writing and shall be deemed to have been duly given when either delivered by hand or by nationally recognized overnight courier (in either case with evidence of delivery or refusal thereof) addressed as follows:

If to Landlord:	MIT One Broadway LLC c/o Massachusetts Institute of Technology 238 Main Street, Suite 200 Cambridge, MA 02142 Attention: Steven C. Marsh

With copies to:	Goulston & Storrs 400 Atlantic Avenue Boston, MA 02110 Attention: Daniel D. Sullivan, Esquire

and:	Colliers Meredith & Grew 12 Emily Street Cambridge, MA 02139 Attention: Kristina Descoteaux

if to Tenant:	Highland Capital Partners, LLC One Broadway Cambridge, MA 02421 Attention: Kathy Barry

with a copy to:	Sherin and Lodgen LLP
101 Federal Street
Boston, MA 02110
Attention: Douglas M. Henry, Esquire

Notwithstanding the foregoing, any notice from Landlord to Tenant regarding ordinary business operations (e.g., exercise of a right of access to the Premises, maintenance activities, invoices, etc.) may also be given by written notice delivered by facsimile to any person at the Premises whom Landlord reasonably believes is authorized to receive such notice on behalf of Tenant without copies as specified above. Either party may at any time change the address or specify an additional address for such Notices by delivering or mailing, as aforesaid, to the other party a notice stating the change and setting forth the changed or additional address, provided such changed or additional address is within the United States. Notices shall be effective upon the date of receipt or refusal thereof.

25.    MISCELLANEOUS

25.1    Separability. If any provision of this Lease or portion of such provision or the application thereof to any person or circumstance is for any reason held invalid or unenforceable, the remainder of this Lease (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

25.2    Captions. The captions are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Lease nor the intent of any provisions thereof.

25.3    Broker. Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Meredith & Grew, Incorporated dba Colliers International and Cushman & Wakefield (collectively, “Broker”). Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any Claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall be solely responsible for the payment of any brokerage commissions to Broker.

25.4    Entire Agreement. This Lease, Lease Summary Sheet and Exhibits 1-7 attached hereto and incorporated herein contain the entire and only agreement between the parties and any and all statements and representations, written and oral, including previous correspondence and agreements between the parties hereto, are merged herein. Tenant acknowledges that all representations and statements upon which it relied in executing this Lease are contained herein and that Tenant in no way relied upon any other statements or representations, written or oral. This Lease may not be modified orally or in any manner other than by written agreement signed by the parties hereto.

25.5    Governing Law. This Lease is made pursuant to, and shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts and any applicable local municipal rules, regulations, by-laws, ordinances and the like.

25.6    Representation of Authority. By his or her execution hereof, each of the signatories on behalf of the respective parties hereby warrants and represents to the other that he or she is duly authorized to execute this Lease on behalf of such party. Upon Landlord’s request, Tenant shall provide Landlord with evidence that any requisite resolution, corporate authority and any other necessary consents have been duly adopted and obtained.

25.7    Expenses Incurred by Landlord Upon Tenant Requests. Tenant shall, upon demand, reimburse Landlord for all reasonable expenses, including, without limitation, legal fees, incurred by Landlord in connection with all requests by Tenant for consents, approvals or execution of collateral documentation related to this Lease, including, without limitation, costs incurred by Landlord in the review and approval of Tenant’s plans and specifications in connection with proposed Alterations (other than Tenant’s Work) to be made by Tenant to the Premises or in connection with requests by Tenant for Landlord’s consent to make a Transfer. Such costs shall be deemed to be additional rent under this Lease.

25.8    Survival. Without limiting any other obligation of Tenant which may survive the expiration or prior termination of the Term, all obligations on the part of Tenant to indemnify, defend, or hold Landlord harmless, as set forth in this Lease shall survive the expiration or prior termination of the Term.

25.9    Limitation of Liability. Tenant shall neither assert nor seek to enforce any claim against Landlord or any of the Landlord Parties, or the assets of any of the Landlord Parties, for breach of this Lease or otherwise, other than against Landlord’s interest in the Building and in the uncollected rents, issues and profits thereof, and Tenant agrees to look solely to such interest for the satisfaction of any liability of Landlord under this Lease. This Section 25.9 shall not limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord. Landlord and Tenant specifically agree that in no event shall any officer, director, trustee, employee or representative of Landlord, Tenant or any of the other Landlord Parties or Tenant Parties ever be personally liable for any obligation under this Lease, nor shall Landlord or any of the other Landlord Parties be liable for consequential or incidental damages or for lost profits whatsoever in connection with this Lease.

25.10    Binding Effect. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party hereto is named or referred to, except that no violation of the provisions of Section 13 hereof shall operate to vest any rights in any successor or assignee of Tenant.

25.11    Landlord Obligations upon Transfer. Upon any sale, transfer or other disposition of the Building, Landlord shall be entirely freed and relieved from the performance and observance thereafter of all covenants and obligations hereunder on the part of Landlord to be performed and observed, it being understood and agreed in such event (and it shall be deemed and construed as a covenant running with the land) that the person succeeding to Landlord’s ownership of said reversionary interest shall thereupon and thereafter assume, and perform and observe, any and all of such covenants and obligations of Landlord, except as otherwise agreed in writing.

25.12    No Grant of Interest. Tenant shall not, without the consent of Landlord, grant any interest whatsoever in (a) any fixtures within the Premises or (b) any item paid in whole or in part with Landlord’s Contribution.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have executed this Lease as a sealed instrument as of the Execution Date.

LANDLORD

MIT ONE BROADWAY LLC, a Massachusetts limited liability company

By:         Massachusetts Institute of Technology, its manager

By:         MIT Investment Management Company, its authorized agent

By:	/s/ Seth D. Alexander
	Name:	Seth D. Alexander
	Title:	President
MIT Investment Management Company

TENANT

HIGHLAND CAPITAL PARTNERS LLC

By:	/s/ Sean M. Dalton
Name: Sean M. Dalton
Title: Manager

SIGNATURE PAGE

Exhibit 1

Lease Plan

Floor 16

Exhibit 2

LEGAL DESCRIPTION

PARCEL ONE

That certain parcel of land in Cambridge, Middlesex County, Massachusetts with the buildings thereon, bounded and described as follows:

NORTHWESTERLY	by Third Street, 183.22 feet;
NORTHWESTERLY, WESTERLY and SOUTHWESTERLY	by a curved line forming the intersection of Third Street and Broadway, 23.6 feet;
SOUTHWESTERLY	by Broadway, 274.06 feet;
SOUTHERLY	by Main Street, 187.03 feet;
EASTERLY	by land formerly of Eugene R. Luke, 224.71 feet; and
SOUTHEASTERLY	by Broad Canal, 377.82 feet.

The Parcel is shown on a plan entitled “Broadway and Third Street Cambridge Mass. Mass Wharf Fuel Oil Terminal Property Lie and Topographic Survey” dated November 24, 1965 and filed with the Middlesex South District Registry of Deeds as Plan No. 3 of 1966 at the End of Book 11021 and containing, according to the plan, 97,652 square feet.

PARCEL TWO

The parcel of land in the City of Cambridge, Middlesex County, Massachusetts, shown as Parcel I on a plan entitled “Cambridge Redevelopment Authority, Broad Canal Project Area, Subdivision Plan of Land, Parcels I and II” by Fay, Spofford & Thorndike, Inc., Engineers, dated April 1971 and filed as Plan No. 966 of 1972 in Book 12268, Page 606, and bounded and described as follows:

Beginning at a point on the easterly sideline of Third Street, said point being 183.22 feet N 29°37’59” E of the northerly end of a curved line forming the easterly junction of Broadway and Third Street, and said point being the intersection of the easterly sideline of Third Street and the northerly boundary of land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises;

Thence, running N°29 37’59” E along the easterly sideline of Third Street, 52.37 feet to a point;

Thence, turning and running S 72°29’51” E by Parcel II, 365.41 feet to a point;

Thence, turning and running S 15°50’38” W by Broad Canal, 46.32 feet to a point;

Thence, turning and running N 74°09’02” W by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 153.99 feet to a point;

Thence, turning and running N 73°02’45” W again by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 47.29 feet to a point;

EXHIBIT 2, PAGE 1

Thence, turning and running N 72°29’51” W again by land now or formerly of Adrian J. Broggini, William C. Rousseau and John C. Starr, Trustees of Cambridge Enterprises, 176.54 feet to the point of beginning.

Containing 18,606 square feet, more or less, according to the aforementioned plan.

Said Second Parcel is conveyed subject to the covenants, agreements, and easements contained or referred to in the 1972 Deed, to the extent still in force and effect.

EXHIBIT 2, PAGE 2

EXHIBIT 3

DESCRIPTION OF CONDITION ON THE TERM COMMENCEMENT DATE

The Premises shall be delivered in clean shell condition with the existing HVAC system (including the VAV boxes and ducting) and the sprinkler system remaining in place. All Building systems serving the Premises, including without limitation the HVAC and sprinkler systems, as well as the VAV boxes, shall be delivered in good operating condition and repair.

In addition, Landlord shall correct any deficiencies in vibration isolators located in the seventeenth floor penthouse of the Building by adjusting equipment springs and ensuring that spaces under equipment are cleared of any obstructions so that there is no direct or indirect contact between isolated systems and Building structure.

EXHIBIT 3, PAGE 1

EXHIBIT 4

FORM OF LETTER OF CREDIT

BENEFICIARY	ISSUANCE DATE:
MIT BROADWAY LLC [LANDLORD]

IRREVOCABLF STANDBY LETTER OF CREDIT NO.

ACCOUNTEE/APPLICANT:	MAXIMUM/AGGREGATE CREDIT AMOUNT: USD: $

HIGHLAND CAPITAL PARTNERS, LLC [TENANT]

LADIES AND GENTLEMEN:

We hereby establish our irrevocable letter of credit in your favor for account of the applicant up to an aggregate amount not to exceed                  and     /100 US Dollars ($            .    ) available by your draft(s) drawn on ourselves at sight bearing the clause “Drawn under Irrevocable Standby Letter of Credit Number                     ” and indicating the amount to be drawn down and whether payment should be made by wire transfer (including wiring instructions) or by certified check (including mailing address) accompanied by the original of this Letter of Credit and all amendments, if any. The original Letter of Credit and all amendments, if any, shall be returned to you unless fully utilized.

Unless otherwise stated, all correspondence, documents and sight drafts are to be sent via facsimile to (        )          -         with originals to follow by hand delivery with receipted delivery, nationally recognized overnight courier with receipted delivery or certified mail, return receipt requested to our counters at                  <address>. The date of presentment of any draw shall be the date copies of the Letter of Credit and sight draft are faxed by Beneficiary to          <bank>.

You shall have the right to make partial draws against this Letter of Credit, from time to time.

You shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time to your lender(s) and/or your successors in interest without our approval and without charge. In the event of an assignment, we reserve the right to require reasonable evidence of such assignment as a condition to any draw hereunder.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the “International Standby Practices 1998” promulgated jointly by the Institute for International Banking Law and Practice and the International Chamber of Commerce, effective January 1, 1999.

This Letter of Credit shall expire at our office on                 , 20     (the “Stated Expiration Date”). It is a condition of this Letter of Credit that the Stated Expiration Date shall be deemed automatically extended without amendment for successive one (1) year periods from such Stated Expiration Date, unless at least sixty (60) days prior to such Stated Expiration Date (or any anniversary

EXHIBIT 4, PAGE 1

thereof) we shall send a written notice to you, with a copy to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110, Attention: Colleen P. Hussey and to the Accountee/Applicant, by hand delivery, nationally recognized overnight courier with receipted delivery or by certified mail (return receipt requested) that we elect not to consider this Letter of Credit extended for any such additional one (1) year period. In the event that this Letter of Credit is not extended for an additional period as provided above, you may draw the entire amount available hereunder.

If at any time prior to presentation of documents for payment hereunder, we receive a notarized certificate signed by one who purports to be a duly authorized representative on your behalf to execute and deliver such certificate, stating that this Letter of Credit has been lost, stolen, damaged or destroyed, we will mail you a “Certified True Copy” of this Letter of Credit, which shall be treated by us as an original.

In order to cancel this Letter of Credit prior to expiration, you must return this original Letter of Credit and any amendments hereto to our counters with a statement signed by you stating that the Letter of Credit is no longer required and is being returned to the issuing bank for cancellation.

We hereby agree with the drawers, endorsers and bonafide holders that the drafts drawn under and in accordance with the terms and condition of this Letter of Credit shall be duly honored within two (2) business days after the date of presentment.

EXHIBIT 4, PAGE 2

EXHIBIT 5

ALTERATIONS CHECKLIST

Scope letter describing project, design/construction team, and appropriate vendors.

Insurance certificate(s) for Contractors.

Construction Documents (CDs) - Plans and Specificatios - stamped by licensed AIA.

Code Review by licensed code engineer incorporated in CDs and/or by stamped letter.

Code specific - accessibility.

Code specific - egress paths/exits (numbers, locations, distance).

Code specific - fire protection, sprinkler distribution, horns/strobes/signage locations.

Landlord Approved architect, MEPFP engineer, code engineer, structural engineer.

Building permit application.

Signatures by Architect, Licensed Construction Supervisor.

Cost Affidavit with backup estimate from contractor.

Architect Affidavit.

MEP Affidavit.

FP Affidavit.

Structural Affidavit.

Construction Cost Affidavit.

Low Voltage Wiring Within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician)

Ethernet wiring within Premises:

Insurance certificate(s) for Contractor, if applicable

If installer is employee, copy of valid government issued electrical license (to the extent legally required)

Code Review by licensed code engineer

permit application as requested by Inspectional Services Department.

Signature by Licensed Professional (electrician) to the extent legally required

EXHIBIT 5, PAGE 1

EXHIBIT 6

RULES AND REGULATIONS

Tenants and their employees, shall not in any way obstruct the sidewalks, halls, stairways, or elevators of the Building, and shall use the same only as a means of passage to and from their respective offices. Tenants will not place or allow to be placed in the Building corridors or public stairways any waste paper, dust, refuse, or anything whatever. At no time shall tenants permit their employees to loiter in Common Areas or elsewhere in and about the Building or the Land.

2.

No signs, advertisements or notices shall be inscribed, painted or affixed where they can be seen from the outside the leased premises without prior written consent of Building management. Management reserves the right to prohibit the posting of any sign which it finds objectionable and to remove any which has already been placed, at the tenant’s expense.

3.

All contractors, contractor’s representatives, and installation technicians performing work in the Building shall be subject to Landlord’s prior approval which shall not be unreasonably withheld or delayed and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, as the same may be revised from time to time. Tenants shall be solely responsible for complying with all applicable laws, codes and ordinances pursuant to which said work shall be performed.

4.

All electric and telephone wiring shall be installed as directed by Landlord. No boring or cutting for wires shall be executed and no new pipes or wires shall be introduced without the prior written consent of Landlord.

5.	Tenants shall not install or use any machinery in the demised premises which may cause any noise, jar, or tremor to the floors or walls, or which by its weight might damage the floors of the Building.

6.

Tenants shall not bring in or take out, position construct, install or move any safe, or business machine or other heavy equipment weighing over 100 pounds without the prior written consent of Landlord.

7.

All furniture, safes, equipment and freight shall be moved into and out of the Building only at certain hours approved by and under the supervision of Landlord and according to these rules and regulations. All damage to the Building caused by installing or removing any safe, furniture; equipment or other property shall be repaired at the expense of the Tenant. Landlord will not be responsible for loss or damage to any furniture, equipment or freight from any cause.

8.	Corridor doors, when not in use, shall be kept closed.

9.

Tenant, Tenant’s agents and employees shall not: play any musical instruments, other than radio and television; make or permit any improper noises in the Building; interfere with other lessees or those having business with them.

10.	No animals, except Seeing Eye dogs, shall be brought into or kept in, on or about the Premises.

11.

The restroom fixtures shall be used only for the purpose for which they were constructed and no rubbish, ashes, or other substances of any kind shall be thrown into them. Tenant will bear the expense of any damage resulting from misuse.

EXHIBIT 6, PAGE 1

12.

Tenant shall not place any additional lock or locks on any exterior door in the Premises or Building or on any door in the Building core within the Premises, including doors providing access to the telephone and electric closets and the slop sink, without Landlord’s prior written content. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

13.

The directory board in the entrance lobby of the Building is provided for the exclusive display of the name and location of each tenant at the tenant’s expense. Landlord reserves the right to allocate space in the directory and to design style of such identification.

14.

Landlord reserves the right to exclude or expel from the Building any persons who, in the judgment of Landlord, is intoxicated under the influence of liquor or drugs, or shall do any act in violation of the rules and regulations of the Building.

15.	Rooms used in common by tenants shall be subject to such regulations as are posted therein.

16.

Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during the hours Landlord may deem advisable for the adequate protection of the property. Use of the Building and the leased premises before 8 AM or after 6 PM, or any time during Sundays or legal holidays shall be allowed only to persons with a key/card key to the premises or guests accompanied by such persons. At these times, all occupants and their guests must sign in at the concierge when entering and exiting the building. Any persons found in the Building after hours without such keys/card keys are subject to the surveillance of building staff.

17.

Landlord shall have the right to prohibit any advertising by an agent which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising.

18.

No tenant will install blinds, shades, awnings, or other form of inside or outside window covering, or window ventilators or similar devices without the prior consent of Landlord. Tenant will not interfere with or obstruct any perimeter heating, air conditioning or ventilating units.

19.	Tenants shall give Landlord prompt notice of any accidents to or defects in water pipes, gas pipes, electric lights and fixtures, heating apparatus, or any other service equipment.

20.

Tenants shall not perform improvements or alterations within the Building or their premises, if the work has the potential of disturbing the fireproofing which has been applied on the surfaces of structural steel members, without the prior written consent of Landlord.

21.

Tenants shall not take any action which would violate Landlord’s labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other tenant or occupant of the Building or with the right and privileges of any person lawfully in the Building. Tenants shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenants shall have no claim for damages of any nature against Landlord in connection therewith, nor shall the date of the commencement of the Term be extended as a result thereof.

EXHIBIT 6, PAGE 2

22.

Tenants shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Landlord’s Services, tenants shall bear the cost and expense of such extermination services.

23.

Tenants shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefore in the Building. Tenants shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent. Tenants shall not use more than its proportionate share of telephone lines available to service the Building.

24.

Tenants shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages food, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of tenant’s employees, and then only if such operation does not violate the lease of any other lessee of the Building.

25.

Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes. Landlord shall provide bicycle racks in the garage.

26.

Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents, provided that Tenant shall have access to the Building 24 hours per day, 7 days a week. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

27.

Tenants shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other lessees in the Building.

28.	Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenants shall cooperate and use best efforts to prevent the same.

29.

At no time shall Tenants permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any Common Area of the Building, unless such Common Area has been declared a designated smoking area by Landlord.

30.

All deliveries to or from the Premises shall be made only at such times, in the areas and through the entrances and exits designated for such purpose by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other lessee of its premises or of any Common Areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

31.

The work of cleaning personnel shall not be hindered by tenants after 5:30 PM, and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenants shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

EXHIBIT 6, PAGE 3

32.	Tenant shall, at its sole cost and expense: keep any garbage, trash, rubbish and refuse (collectively, “Trash”) in vermin-proof containers within the interior of the Premises until removed.

EXHIBIT 6, PAGE 4

EXHIBIT 7

LANDLORD’S SERVICES

1.

Landlord shall provide cleaning of the Premises and the Common Areas in a manner substantially comparable to other first-class combination office and retail facilities in the East Cambridge/ Kendall Square area.

2.	Extermination of all public and tenanted areas of the Building as reasonably necessary.

3.

Trash removal. Such trash removal shall not include removal of excessive trash generated when an occupant moves in or out of the Building, when equipment is discarded, when files are purged, or construction related trash and debris.

4.	Snow and ice removal from the sidewalks and driveways appurtenant to the Building as reasonably necessary for the normal operation of the Building.

5.	Security for the Building as reasonably determined by Landlord.

EXHIBIT 7, PAGE 1

EXHIBIT 8

AMOUNT OF TERMINATION PAYMENT

MONTH	AMOUNT OF TERMINATION PAYMENT

Rent Year 8, Month 1	[$555,123.20	]

Rent Year 8, Month 2	[$539,703.11	]

Rent Year 8, Month 3	[$524,283.02	]

Rent Year 8, Month 4	[$508,862.93	]

Rent Year 8, Month 5	[$493,442.84	]

Rent Year 8, Month 6	[$478,022.75	]

Rent Year 8, Month 7	[$462,602.66	]

Rent Year 8, Month 8	[$447,182.57	]

Rent Year 8, Month 9	[$431,762.49	]

Rent Year 8, Month 10	[$416,342.40	]

Rent Year 8, Month 11	[$400,922.31	]

Rent Year 8, Month 12	[$385,502.22	]

Rent Year 9, Month 1	[$370,082.13	]

Rent Year 9, Month 2	[$354,662.04	]

Rent Year 9, Month 3	[$339,241.95	]

Rent Year 9, Month 4	[$323,821.86	]

Rent Year 9, Month 5	[$308,401.78	]

Rent Year 9, Month 6	[$292,981.69	]

Rent Year 9, Month 7	[$277,561.60	]

Rent Year 9, Month 8	[$262,141.51	]

Rent Year 9, Month 9	[$246,721.42	]

Rent Year 9, Month 10	[$231,301.33	]

EXHIBIT 8, PAGE 1

Rent Year 9, Month 11	[$215,881.24	]

Rent Year 9, Month 12	[$200,461.15	]

Rent Year 10, Month 1	[$185,041.06	]

Rent Year 10, Month 2	[$169,620.98	]

Rent Year 10, Month 3	[$154,200.89	]

Rent Year 10, Month 4	[$138,780.80	]

Rent Year 10, Month 5	[$123,360.71	]

Rent Year 10, Month 6	[$107,940.62	]

Rent Year 10, Month 7	[$92,520.53	]

Rent Year 10, Month 8	[$77,100.44	]

Rent Year 10, Month 9	[$61,680.36	]

Rent Year 10, Month 10	[$46,260.27	]

Rent Year 10, Month 11	[$30,840.18	]

Rent Year 10, Month 12	[$15,420.09	]

EXHIBIT 8, PAGE 2

EXHIBIT 9

FORM OF RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS RECOGNITION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made and entered into as of the          day of                     , 20         by and between                     , a          with an address of                                               (“Subtenant”), MIT ONE BROADWAY FEE OWNER LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Lessor”) and MIT ONE BROADWAY LLC, a Massachusetts limited liability company with an address c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142 (“Master Tenant”).

W I T N E S S E T H

REFERENCE is hereby made to that certain Master Lease Agreement dated as of December 1, 2008 by and between Master Lessor, as landlord, and Master Tenant, as tenant (as it may be amended from time to time, the “Master Lease”) with respect to the property commonly known as One Broadway, Cambridge, Massachusetts (as more particularly described in the Master Lease, the “Property”).

REFERENCE is also hereby made to that certain lease dated                     ,20         by and between Master Tenant, as landlord, and Subtenant, as tenant (the “Sublease”), with respect to a portion of the Property consisting of approximately                      rentable square feet on the                      (    ) floor (the “Subleased Premises”); and

WHEREAS, subject to the terms and conditioned hereinafter set forth, Master Lessor has agreed (a) to recognize the rights of Subtenant under the Sublease, and (b) not to disturb Subtenant’s use and enjoyment of the Subleased Premises.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Incorporation of Recitals: Capitalized Terms. The foregoing recitals are hereby incorporated by reference. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Master Lease.

2.    Sublease. Subtenant hereby warrants and represents that the copy of the Sublease delivered to Master Lessor is a true, complete and accurate copy of the Sublease, and that there are no other agreements, contracts or documents relating to Subtenant’s occupancy of the Subleased Premises.

3.    Subtenant Not To Be Disturbed. So long as Subtenant is not in default (beyond any period given Subtenant by the terms of the Sublease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Sublease on Subtenant’s part to be performed, (a) Subtenant’s possession of the Subleased Premises, and its rights and privileges under the Sublease, including but not limited to any extension or renewal rights, if any, shall not be diminished or interfered with by Master Lessor, and (b) Master Lessor will not join Subtenant as a party defendant in any action or proceeding terminating Master Tenant’s possession of the Property unless such joinder is necessary to terminate such possession and then only for such purpose and not for the purpose of terminating the Sublease.

4.    Tenant To Attorn To Master Lessor. If the Master Lease is terminated pursuant to the terms

EXHIBIT 9, PAGE 1

thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, then (a) the Sublease shall continue in full force and effect as a direct lease between Master Lessor and Subtenant (subject to Section 8 below); provided, however, that Master Lessor and its assigns shall not be (i) liable for any misrepresentation, act or omission of Master Tenant, (ii) subject to any counterclaim, demand or offset which Subtenant may have against Master Tenant; (iii) liable for the return of any security deposit or letter of credit not actually received by Master Lessor and with respect to which Subtenant agrees to look solely to Master Tenant for refund or reimbursement; (iv) unless delivered by Master Tenant to Master Lessor, bound by any advance payment of rent or additional rent or any other sums made by Subtenant to Master Tenant, except for rent or additional rent applicable to the then-current month; (v) obligated to cure any defaults under the Sublease of Master Tenant which occurred prior to the termination of the Master Lease, provided, however, that the foregoing shall not release Master Lessor from liability for any default of its obligations under the Lease continuing after the date on which such Mortgagee succeeds to Landlord’s interest hereunder, including without limitation any maintenance obligations; or (vi) bound by any covenant to undertake, complete, or pay for any improvements to the Subleased Premises; and (b) Subtenant shall attorn to Master Lessor as its landlord, said attornment to be effective and self-operative without the execution of any further instruments. Master Lessor and Subtenant each hereby agrees to execute an instrument in form and substance reasonably acceptable to both parties acknowledging the continuation of the Sublease for the Subleased Premises as a direct lease for the Subleased Premises on the terms and conditions set forth in this Agreement. In addition, Subtenant shall execute and deliver, upon the request of Master Lessor, an instrument or certificate regarding the status of the Sublease consisting of statements, if true (and if not true, specifying in what respect), in the case of the Sublease by Subtenant (A) that the Sublease is in full force and effect, (B) the amounts and date through which rentals have been paid, (C) the commencement date, rent commencement date and duration of the term of the Sublease, (D) that no default, or state of facts, which with the passage of time, or notice, or both, would constitute a default, exists on the part of either party to the Sublease, and (E) the dates on which payments of additional rent, if any, are due under the Sublease.

5.    Sublease Amendments. Subtenant shall not amend the Sublease without the prior written consent of Master Lessor which may be withheld by Master Lessor in its sole and absolute discretion if such amendment (a) reduces the rent payable under the Sublease, (b) provides for any expansion rights, (c) extends the term of the Sublease in addition to Subtenant’s current right(s) to extend the term under the Sublease, if any, (d) reduces any of the liabilities and obligations of Subtenant under the Sublease, or (e) increases any of the obligations of Master Tenant thereunder. Any such amendement made without Master Lessor’s consent shall not be binding on Master Lessor.

6.    Landlord’s Right to Notice and Cure. Subtenant covenants and agrees to: (a) concurrently give Master Lessor the same notices given to Master Tenant under the Sublease at the following address(es) until otherwise specified in writing by Master Lessor: MIT One Broadway Fee Owner LLC, c/o MIT Investment Management Company, 238 Main Street, Suite 200, Cambridge, MA 02142, Attention: Managing Director of Real Estate, with a copy to Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110, Attention: Daniel D. Sullivan, Esq.; (b) provide Master Lessor with at least ten (10) days plus the number of days (and the same opportunities and rights) as are available to Master Tenant under the Sublease to cure any of Master Tenant’s defaults thereunder; and (c) accept Master Lessor’s curing of any of Master Tenant’s defaults under the Sublease as performance by Master Tenant thereunder.

7.    Amendments. This Agreement may not be waived, changed, or discharged orally, but only by agreement in writing and signed by Master Lessor, Master Tenant and Subtenant, and any oral waiver, change, or discharge of this Agreement or any provisions hereof shall be without authority and shall be of no force and effect.

EXHIBIT 9, PAGE 2

8.    Revisions to Sublease. Notwithstanding anything contained in this Agreement or the Sublease to the contrary, in the event that the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding:

(a) As of the date of such termination or rejection, all representations and warranties on the part of “Landlord” contained in the Lease, if any, shall be deemed deleted and of no further force and effect.

(b) Master Lessor shall not have any liability or obligations pursuant to the brokerage provision of the Sublease.

9.    Security Deposit. If the Master Lease is terminated pursuant to the terms thereof, or if Master Tenant rejects the Sublease in the course of a bankruptcy proceeding, then Master Tenant shall deliver to Master Lessor the cash security deposit and the original letter of credit (including any amendments thereto), if any. In the event that Master Tenant fails to deliver the same, Subtenant shall, at Subtenant’s sole cost and expense, use commercially reasonably efforts (including, without limitation, the payment of any fees required by the issuer of any such letter of credit and the execution of such reasonable documents as Master Lessor may deem necessary) in order to (a) cause Master Tenant to deliver to Master Lessor any cash security deposit, and (b) cause the original letter of credit issued to Master Tenant to be (i) assigned to Master Lessor or (ii) terminated or canceled. If such letter of credit is so terminated or canceled, Master Tenant shall deliver to Master Lessor a new original letter of credit naming Master Lessor as beneficiary and otherwise meeting the requirements set forth in the Sublease.

10.    Ratification. Master Lessor and Master Tenant each confirms and ratifies that, as of the date hereof, and to its actual knowledge, (a) the Master Lease is and remains in good standing and in full force and effect, and (b) neither party has any claims, counterclaims, set-offs or defenses against the other party arising out of the Master Lease.

11.    Miscellaneous. This Agreement shall be deemed to have been executed and delivered within the Commonwealth of Massachusetts, and the rights and obligations of Landlord and Tenant hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to the laws governing conflicts of laws. If any term of this Agreement or the application thereof to any person or circumstances shall be invalid and unenforceable, the remaining provisions of this Agreement, the application or such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected. This Agreement is binding upon and shall inure to the benefit of Master Lessor, Master Tenant and Subtenant, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors-in-interest and shareholders. Each party has cooperated in the drafting and preparation of this Agreement and, therefore, in any construction to be made of this Agreement, the same shall not be construed against either party. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions, and may not be amended, waived, discharged or terminated except by a written instrument signed by all the parties hereto.

[signatures on following page]

EXHIBIT 9, PAGE 3

• IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as an instrument under seal as of the date first above written.

MASTER LESSOR:

MIT ONE BROADWAY FEE OWNER LLC

By: Massachusetts Institute of Technology, its manager

By: MIT Investment Management Company, its authorized agent

By:
Name:
Title:

MASTER TENANT:
MIT ONE BROADWAY LLC

By:	Massachusetts Institute of Technology, its manager

	By:	MIT Investment Management Company, its authorized agent

By:
Name:
Title:

                SUBTENANT:

                < >

By:
Name:
Title:

EXHIBIT 9, PAGE 4

EXHIBIT A

COPY OF SUBLEASE

[SEE ATTACHED]

EXHIBIT 2

SUBLEASED PREMISES

[SEE ATTACHED]

EXHIBIT 3

LIST OF EXISTING FURNITURE

(10) “typical” private office installations consisting of:

Haworth Masters Series Work wall with Overhead cabinets, wardrobe closet, peninsula surface & rolling pedestal file

(1) Haworth Very Task Chair

(2) Arper Catifa Sled Base guest chairs

(4) Typical Cubicle Workstations installations consisting of:

Haworth “Patterns” Desk & rolling pedestal file

(1) Haworth Very Task Chair

(2) conference room setups consisting of:

(1) Haworth Table (84” x 60”)

(8) Arper Catifa Rolling conference Chairs (Grey)

(2) additional Haworth Conference Tables (84” x 48”)

(4) Arper Bar Height Sled Base chairs (Green)

(1) Haworth Elements Bar Height Surface

Exhibit 3 – Page 1